Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1

AMENDMENT No. 1 to the 364-DAY BRIDGE CREDIT AGREEMENT, dated as of December 20, 2015 (the “Amendment”), among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), CF INDUSTRIES, INC., a Delaware corporation (the “Tranche A Borrower”), the LENDERS party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, on August 6, 2015, Holdings, Darwin Holdings Limited, a limited liability company incorporated under the laws of England and Wales with registered number 09713230 (“Darwin Holdco”), Beagle Merger Company LLC, a Delaware limited liability company and OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands entered into the Acquisition Agreement (as defined in the Existing Bridge Credit Agreement);

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, the parties hereto entered into that certain 364-Day Bridge Credit Agreement, dated as of September 18, 2015 (the “Existing Bridge Credit Agreement”; as amended by this Amendment, the “Amended Bridge Credit Agreement”);

WHEREAS, the parties hereto previously contemplated that Darwin Holdco would (i) become a party to the Existing Bridge Credit Agreement as the “Tranche B Borrower”, “Parent”, the “Lead Borrower” and a “Borrower” and (ii) prior to the consummation of the Acquisition Agreement Transactions to occur on the Tranche B Closing Date, be referred to as the “UK Holdco”, in the case of clauses (i) and (ii) for all purposes under the Existing Bridge Credit Agreement and all the other Loan Documents (as defined in the Existing Bridge Credit Agreement) on or about the consummation of the transactions contemplated by the Acquisition Agreement (as defined in the Existing Bridge Credit Agreement);

WHEREAS, the parties hereto now desire that in lieu of Darwin Holdco, CF B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the law of the Netherlands (as may be renamed and/or converted into a public company with limited liability (naamloze vennootschap) under the law of the Netherlands on or prior to the Tranche B Closing Date in connection with the Acquisition Agreement Transactions) (i) become a party to the Amended Bridge Credit Agreement as the “Tranche B Borrower”, “Parent”, the “Lead Borrower” and a “Borrower” and (ii) prior to the consummation of the Acquisition Agreement Transactions to occur on the Tranche B Closing Date, be referred to as the “Dutch Holdco”, in the case of clauses (i) and (ii) for all purposes under the Amended Bridge Credit Agreement and all the other Loan Documents on or about the Tranche B Closing Date (the “Holdco Substitution”);

WHEREAS, the parties to the Acquisition Agreement (as defined in the Existing Bridge Credit Agreement) further desire to amend the Acquisition Agreement (such amendment, the “Acquisition Agreement Amendment”) to, among other things, replace references to Darwin Holdco with references to the Dutch Borrower; and

WHEREAS, the parties hereto further desire to (i) amend the Existing Bridge Credit Agreement and (ii) amend the Guaranty Agreement, dated as of September 18, 2015, made by and among Holdings and the Tranche A Borrower in favor of the Administrative Agent (the “Existing Guaranty Agreement”; as amended by this Amendment, the “Amended Guaranty Agreement”), in each case to, among other things, effect the Holdco Substitution;

NOW, THEREFORE, The parties hereto agree as follows:

Section 1.  Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein that is defined in the Amended Bridge Credit Agreement has the meaning assigned to such term in the Amended Bridge Credit Agreement.  Each reference in the Existing Bridge Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “thereof”, “thereunder”, “therein” or “thereby” or any other similar reference to the Existing Bridge Credit Agreement shall, from the Amendment Effective Date (as defined below), refer to the Amended Bridge Credit Agreement.  This Amendment shall constitute a “Loan Document” for all purposes under the Amended Bridge Credit Agreement.

Section 2.  (a) Amendments to the Existing Bridge Credit Agreement.  With effect on and after the Amendment Effective Date, the Existing Bridge Credit Agreement (including the Exhibits attached thereto) shall be amended to read in its entirety as set forth in Exhibit A hereto, with new text in the Amended Bridge Credit Agreement (including the Exhibits attached thereto) indicated by a double underline (new text) and deleted text indicated by strikethrough (~~deleted text~~).

(b) Amendments to the Existing Guaranty Agreement. With effect on and after the Amendment Effective Date, the Existing Guaranty Agreement shall be amended to read in its entirety as set forth in Exhibit B hereto, with new text in the Amended Guaranty Agreement indicated by a double underline (new text) and deleted text indicated by strikethrough (~~deleted text~~).

Section 3.  Representations of Tranche A Borrower and Holdings.  Each of the Tranche A Borrower and Holdings represents and warrants that (a) all representations and warranties set forth in the Amended Bridge Credit Agreement and the other Loan Documents as amended by this Amendment shall be true and correct in all material respects on and as of the Amendment Effective Date after giving effect to this Amendment, except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects and (b) no Default or Event of Default shall exist and be continuing on the Amendment Effective Date after giving effect to this Amendment.

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Section 4.  Effectiveness of Amendment.  This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”) upon satisfaction of the following conditions precedent:

(a)                       The Administrative Agent (or its counsel) shall have received from Holdings, the Tranche A Borrower and each Lender party to the Existing Bridge Credit Agreement a counterpart of this Amendment, signed on behalf of such party (which may include facsimile or other electronic transmission of a signed signature page of this Amendment);

(b)                       The Administrative Agent shall have received a final executed copy of (i) the Acquisition Agreement Amendment, which shall be in form and substance reasonably satisfactory to the Arrangers, and (ii) the Amendment No. 1 to the Amended Credit Agreement dated as of the date hereof among the parties thereto;

(c)                        The Administrative Agent shall have received a certificate, dated as of the Amendment Effective Date and signed on behalf of the Tranche A Borrower by a Responsible Officer or a Financial Officer of the Tranche A Borrower, confirming (i) that all representations and warranties set forth in this Amendment and the other Loan Documents as amended by this Amendment are true and correct in all material respects on and as of the Amendment Effective Date after giving effect to this Amendment, except that (A) to the extent that any such representation or warranty is stated to relate solely to an earlier date, such certificate shall confirm that such representation or warranty is true and correct in all material respects as of such earlier date and (B) with respect to any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, such certificate shall confirm that such representation or warranty is true and correct in all respects; and (ii) no Default or Event of Default exists and is continuing on the Amendment Effective Date after giving effect to this Amendment;

(d)                       The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Tranche A Borrower at least 3 Business Days prior to the Amendment Effective Date (or such later date as the Tranche A Borrower shall permit in its reasonable discretion); and

(e)                        The Administrative Agent shall have received an amendment fee for the account of each Lender party hereto in an amount equal to 0.10% of such Lender’s Tranche B Commitment as of the Amendment Effective Date.

Section 5.  Certain Consequences Of Effectiveness.

(a)                       Except as expressly set forth herein and in the Exhibits attached hereto, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any

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Guarantor or any other party under the Existing Bridge Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Bridge Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(b)                       Nothing herein shall be deemed to entitle Holdings, either of the Borrowers or any Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Bridge Credit Agreement or any other Loan document in similar or different circumstances.

(c)                        By signing this Amendment, each of Holdings and the Tranche A Borrower hereby confirms that (i) the Obligations of each of Holdings, each of the Borrowers and each Guarantor under the Amended Bridge Credit Agreement and the other Loan Documents as amended hereby are entitled to the benefit of the guarantees set forth in the relevant Loan Documents and (ii) the Loan Documents as amended hereby are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.

Section 6.  Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ON OR PRIOR TO THE TRANCHE B CLOSING DATE THE INTERPRETATION OF THE DEFINITIONS OF “OXFORD MATERIAL ADVERSE EFFECT” AND THE “ACQUISITION AGREEMENT REPRESENTATIONS” SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

Section 7.  Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CF INDUSTRIES HOLDINGS, INC., as Holdings

By:	/s/ Dennis Kelleher
	Name:	Dennis Kelleher
	Title:	Senior Vice President and Chief Financial Officer

CF INDUSTRIES INC., as the Tranche A Borrower

By:	/s/ Dennis Kelleher
	Name:	Dennis Kelleher
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amendment to 364-Day Bridge Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender

By:	/s/ Chris Winthrop
	Name:	Chris Winthrop
	Title:	Vice President

Signature Page to Amendment to 364-Day Bridge Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Chris Winthrop
	Name:	Chris Winthrop
	Title:	Authorized Signatory

Signature Page to Amendment to 364-Day Bridge Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jerry Li
	Name:	JERRY LI
	Title:	AUTHORIZED SIGNATORY

Signature Page to Amendment to 364-Day Bridge Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Syndication Agent and as a Lender

By:	/s/ Mark Campbell
	Name:	Mark Campbell
	Title:	Authorized Signatory

Signature Page to Amendment to 364-Day Bridge Credit Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Joan Murphy
	Name:	Joan Murphy
	Title:	Director

Signature Page to Amendment to 364-Day Bridge Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter Kiedrowski
	Name:	Peter Kiedrowski
	Title:	Director

Signature Page to Amendment to 364-Day Bridge Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Paula J. Czach
	Name:	Paula J. Czach
	Title:	Managing Director

Signature Page to Amendment to 364-Day Bridge Credit Agreement

Canadian Imperial Bank of Commerce, New York Branch, as a Lender

By:	/s/ Andrew R. Campbell
	Name:	Andrew R. Campbell
	Title:	Authorized Signatory

By:	/s/ Dominic Sorresso
	Name:	Dominic Sorresso
	Title:	Authorized Signatory

Signature Page to Amendment to 364-Day Bridge Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Jyothi Narayanan
	Name:	Jyohi Narayanan
	Title:	Vice President

Signature Page to Amendment to 364-Day Bridge Credit Agreement

PNC Bank, National Association, as a Lender

By:	/s/ John Broeren
	Name:	John Broeren
	Title:	Senior Vice President

Signature Page to Amendment to 364-Day Bridge Credit Agreement

SunTrust Bank, as a Lender

By:	/s/ Dave Felty
	Name:	Dave Felty
	Title:	Managing Director

Signature Page to Amendment to 364-Day Bridge Credit Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Harry J Brown
	Name:	Harry J Brown
	Title:	Vice President

Signature Page to Amendment to 364-Day Bridge Credit Agreement

Credit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

By:	/s/ Myra Martinez
	Name:	Myra Martinez
	Title:	Vice President

Exhibit A

364-DAY BRIDGE CREDIT AGREEMENT

dated as of September 18, 2015, as amended as of December 20, 2015 among

CF INDUSTRIES HOLDINGS, INC.,
as Holdings,

CF INDUSTRIES, INC.,
as the Tranche A Borrower,

on and after the Tranche B Closing Date,
~~DARWIN HOLDINGS LIMITED~~CF B.V.,
as the Tranche B Borrower,

the Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.
AND GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Syndication Agent,

and

BANK OF MONTREAL, ROYAL BANK OF CANADA
AND WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Table of Contents

Page

ARTICLE I Definitions		1

Section 1.1	Defined Terms	1
Section 1.2	Classification of Loans and Borrowings	~~40~~37
Section 1.3	Terms Generally	~~40~~37
Section 1.4	Accounting Terms; GAAP	~~40~~38

ARTICLE II The Credits		~~41~~38

Section 2.1	The Loans	~~41~~38
Section 2.2	Borrowings	~~42~~39
Section 2.3	Requests for Borrowings	~~42~~39
Section 2.4	[Reserved]	~~43~~40
Section 2.5	[Reserved]	~~43~~40
Section 2.6	Funding of Borrowings	~~43~~40
Section 2.7	Interest Elections	~~44~~41
Section 2.8	Optional Commitment Reductions and Prepayments	~~45~~42
Section 2.9	Mandatory Commitment Reductions and Prepayments	~~46~~43
Section 2.10	Repayment of Loans; Evidence of Debt	~~47~~45
Section 2.11	Fees	~~48~~46
Section 2.12	Interest	~~50~~47
Section 2.13	Alternate Rate of Interest	~~50~~48
Section 2.14	Increased Costs and Illegality	~~51~~48
Section 2.15	Break Funding Payments	~~53~~50
Section 2.16	Taxes	~~53~~51
Section 2.17	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~60~~56
Section 2.18	Mitigation Obligations; Replacement of Lenders	~~62~~57
Section 2.19	[Reserved]	~~62~~58
Section 2.20	[Reserved]	~~62~~58
Section 2.21	[Reserved]	~~63~~58
Section 2.22	Defaulting Lenders	~~63~~58

ARTICLE III Representations and Warranties		~~63~~59

Section 3.1	Organization; Powers	~~63~~59
Section 3.2	Authorization; Enforceability	~~63~~59
Section 3.3	Governmental Approvals; No Conflicts	~~64~~59
Section 3.4	Financial Condition; No Material Adverse Effect	~~64~~60
Section 3.5	Properties	~~64~~60
Section 3.6	Litigation and Environmental Matters	~~65~~60
Section 3.7	Compliance with Laws and Agreements	~~65~~61
Section 3.8	Investment Company Status	~~65~~61
Section 3.9	Taxes	~~65~~61

Section 3.10	ERISA	~~65~~61
Section 3.11	Disclosure	~~65~~61
Section 3.12	Subsidiaries	~~66~~62
Section 3.13	Use of Proceeds; Margin Regulations	~~66~~62
Section 3.14	Guarantors	~~66~~62
Section 3.15	Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions	~~66~~62
Section 3.16	Solvency	~~67~~62

ARTICLE IV Conditions		~~67~~63

Section 4.1	Effective Date	~~67~~63
Section 4.2	Tranche A Closing Date	~~69~~64
Section 4.3	Tranche B Closing Date	~~71~~67

ARTICLE V Affirmative Covenants		~~75~~71

Section 5.1	Financial Statements and Other Information	~~76~~71
Section 5.2	Notices of Material Events	~~77~~73
Section 5.3	Existence; Conduct of Business	~~78~~73
Section 5.4	Payment of Taxes	~~78~~73
Section 5.5	Maintenance of Properties; Insurance	~~78~~74
Section 5.6	Books and Records; Inspection Rights	~~78~~74
Section 5.7	Compliance with Laws and Agreements	~~79~~74
Section 5.8	Use of Proceeds	~~79~~75
Section 5.9	Guarantors	~~79~~75
Section 5.10	Tranche B Closing Date Post-Closing Covenant	~~80~~76
Section 5.11	Process Agent Appointment	~~81~~76

ARTICLE VI Negative Covenants		~~81~~77

Section 6.1	Indebtedness	~~82~~77
Section 6.2	Liens	~~82~~77
Section 6.3	Fundamental Changes	~~85~~80
Section 6.4	Financial Covenants	~~86~~82

ARTICLE VII Events of Default		~~87~~82

ARTICLE VIII The Administrative Agent		~~90~~85

ARTICLE IX Miscellaneous		~~93~~88

Section 9.1	Notices	~~93~~88
Section 9.2	Waivers; Amendments	~~94~~90
Section 9.3	Expenses; Indemnity; Damage Waiver	~~96~~92
Section 9.4	Successors and Assigns	~~98~~93
Section 9.5	Survival	~~103~~98
Section 9.6	Counterparts; Integration; Effectiveness	~~103~~99
Section 9.7	Severability	~~104~~99

Section 9.8	Right of Setoff	~~104~~99
Section 9.9	Governing Law; Jurisdiction; Consent to Service of Process	~~104~~100
Section 9.10	WAIVER OF JURY TRIAL	~~105~~101
Section 9.11	Headings	~~106~~101
Section 9.12	Confidentiality	~~106~~101
Section 9.13	Interest Rate Limitation	~~108~~103
Section 9.14	No Advisory or Fiduciary Responsibility	~~108~~103
Section 9.15	Electronic Execution of Assignments and Certain Other Documents	~~108~~103
Section 9.16	USA PATRIOT Act	~~109~~104
Section 9.17	Release of Guarantors	~~109~~104
Section 9.18	~~UK~~ Guarantee Limitations	~~110~~105
Section 9.19	Tranche A Termination	106

SCHEDULES

Schedule 2.1	—	Commitments
~~Schedule 2.16(g)~~	—	~~UK Treaty Lenders and UK Non-Bank Lenders~~
Schedule 3.12(a)	—	Subsidiaries
Schedule 3.12(b)	—	Inactive Subsidiaries
Schedule 6.2	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D-1	-	~~Form of Tranche A Note~~[Reserved]
Exhibit D-2	—	Form of Tranche B Note
Exhibit E	—	Form of Guaranty Agreement
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Form of Compliance Certificate
Exhibit H	—	Form of Credit Agreement Joinder
Exhibit I	—	Form of Guaranty Joinder Agreement

364-DAY BRIDGE CREDIT AGREEMENT, dated as of September 18, 2015, as amended as of December 20, 2015, among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), CF INDUSTRIES, INC., a Delaware corporation (the “Tranche A Borrower”), on and after the Tranche B Closing Date (as defined below), ~~DARWIN HOLDINGS LIMITED, a~~CF B.V., a private company with limited liability ~~company~~(besloten vennootschap met beperkte aansprakelijkheid) incorporated under the ~~laws of England and Wales with registered number 09713230~~law of the Netherlands (as may be renamed ~~in connection with the re-registration as~~and/or converted into a public company with limited liability (naamloze vennootschap) under the ~~Companies Act 2006~~law of the ~~United Kingdom~~Netherlands on or prior to the Tranche B Closing Date in connection with the Acquisition Agreement Transactions) (prior to the consummation of the Acquisition Agreement Transactions to occur on the Tranche B Closing Date, “~~UK~~Dutch Holdco”) (the “Tranche B Borrower” and, together with the Tranche A Borrower, each a “Borrower” and collectively, the “Borrowers”; provided that prior to the Tranche B Closing Date each reference herein to each Borrower or the Borrowers shall be deemed to refer solely to the Tranche A Borrower), the LENDERS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

The parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.1                                    Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2010 Indenture” means the Indenture, dated as of April 23, 2010, among the Tranche A Borrower, as issuer, Holdings, as a guarantor, and Wells Fargo Bank, National Association, as trustee.

“2010 Indenture Notes” means the notes issued by the Tranche A Borrower on or prior to the Tranche B Closing Date pursuant to the 2010 Indenture or any supplemental indenture thereto.

“2013 Indenture” means the Indenture, dated as of May 23, 2013, among the Tranche A Borrower, as issuer, Holdings, as a guarantor, and Wells Fargo Bank, National Association, as trustee.

“2013 Indenture Notes” means the notes issued by the Tranche A Borrower on or prior to the Tranche B Closing Date pursuant to the 2013 Indenture or any supplemental indenture thereto.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the Target Companies; provided that if at any time pursuant to the terms of the Acquisition Agreement Firewater One S.a.r.l., a société à

responsabilité limitée organized under the law of Luxembourg (“Firewater One”) (or such other Person that owns, directly or indirectly, OCI’s Natgasoline methanol project in Beaumont, Texas) ceases to be a “Purchased Company” as defined in the Acquisition Agreement, then from and after such time, Firewater One and its subsidiaries shall be excluded from this definition.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Parent or a Subsidiary is the surviving entity.

“Acquisition Agreement” means that certain Combination Agreement, dated as of August 6, 2015, among Holdings, ~~the Tranche B Borrower,~~Darwin Holdco, Beagle MergerCo and OCI.

“Acquisition Agreement Amendment” means that certain amendment to the Acquisition Agreement, dated as of the Amendment Effective Date, among Holdings, Darwin Holdco, Beagle MergerCo, OCI, the Tranche B Borrower and MergerCo.

“Acquisition Agreement Representations” means such of the representations made by or on behalf of OCI or the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent Holdings has (or Holdings’ applicable Affiliate has) the right to terminate its obligations under the Acquisition Agreement (or the right to not purchase the Purchased Equity Interests) as a result of a breach of such representations in the Acquisition Agreement.

“Acquisition Agreement Transactions” means the “Transactions” as such term is defined in the Acquisition Agreement.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” means, collectively, CHS Inc. and GROWMARK, Inc.

“Agent Parties” has the meaning set forth in Section 9.1.

“Agreed Guarantee Principles” means, with respect to any Subsidiary (other than the Tranche A Borrower), that a guaranty of the Obligations shall not be required to be given by such Subsidiary to the extent such guaranty would:

(i)                                     be prohibited by or in breach of (x) applicable law, rule, regulation or general statutory limitations, including, if such Subsidiary is a Foreign Subsidiary, where such guaranty would result in any breach of financial assistance, capital maintenance, corporate benefit, “thin capitalization” rules and similar restrictions of the applicable jurisdiction; or (y) any contractual obligation in effect as of the Effective Date (or, if later, the date such Subsidiary is formed or acquired so long as not incurred in contemplation thereof (or contractual obligations not materially more restrictive, solely in the case of limitations and restrictions impacting guarantees, than those in existence at such earlier time));

(ii)                                  if such Subsidiary is a Foreign Subsidiary, result in a risk of (x) breach of the fiduciary duties of, or personal or criminal liability on the part of, any of such Foreign Subsidiary’s officers, directors or similar persons or (y) criminal liability on the part of such Foreign Subsidiary;

(iii)                               if such Subsidiary is a Foreign Subsidiary, result in material adverse tax consequences to Parent, any Domestic Subsidiary or such Foreign Subsidiary, including as a result of a change in law, as determined by the Lead Borrower in its reasonable discretion in consultation with the Administrative Agent; or

(iv)                              if such Subsidiary is a Foreign Subsidiary, result in costs that would be excessive in relation to the benefits afforded thereby, as determined in writing by the Administrative Agent in its reasonable discretion

“Agreement” means this 364-Day Bridge Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Amended Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of September 18, 2015, among, prior to the Tranche B Closing Date, the Tranche A Borrower, as a borrower, on and after the Tranche B Closing Date, the Tranche B Borrower, as a borrower, the other borrowers from time to time party thereto, Holdings, as holdings, the lenders from time to time party thereto, the issuing banks from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Amendment Effective Date” means December 20, 2015.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption administered or enforced by any Governmental Authority having jurisdiction over Parent or any of its Subsidiaries.

“Anti-Terrorism Laws” means any laws, regulations or orders of any Governmental Authority of the United States, the United Nations, the United Kingdom or the European Union relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Bank Secrecy Act, as amended by Title III of the USA Patriot Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Percentage” means, with respect to any Lender of any Class, subject to Section 2.22, the percentage of the total Commitments of such Class represented by such Lender’s Commitments of such Class.  If the Commitments of such Class have terminated or expired, the Applicable Percentages with respect to such Class shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any permitted assignments hereunder and subject to Section 2.22.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth under the caption “Applicable Rate — ABR Loans” or “Applicable Rate — Eurodollar Loans” in the table below, as the case may be, based upon the Moody’s Rating and the S&P Rating applicable on such date:

	Ratings	Applicable Rate
Level	(S&P / Moody’s)	ABR Loans	Eurodollar Loans
I	> BBB+ / Baa1	0.125%	1.125%
II	BBB / Baa2	0.25%	1.25%
III	BBB- / Baa3	0.50%	1.50%
IV	BB+ / Ba1	0.75%	1.75%
V	< BB / Ba2	1.00%	2.00%

The Applicable Margin in respect of Tranche A Loans shall increase by 25 basis points every 90 days starting with the date that is 90 days after the Tranche A Closing Date through and including the date that is 270 days after the Tranche A Closing Date.  The Applicable Margin in respect of Tranche B Loans shall increase by 25 basis points every 90 days starting with the date that is 90 days after the Tranche B Closing Date through and including the date that is 270 days after the Tranche B Closing Date.

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Moody’s Rating or a S&P Rating, respectively (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than one Level lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two ratings; and (iii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning set forth in Section 9.4.

“Approved Member State” means Belgium, France, Germany, Luxembourg, The Netherlands, Sweden and the United Kingdom.

“Arrangers” means Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, each in its capacity as a joint lead arranger and a joint bookrunner, and any successors thereto.

“Asset Sale” means a sale or other disposition (including as a result of a Casualty Event, but excluding any lease, sublease, license and sublicense) made (x) on or after August 6, 2015, by Holdings or any of its Subsidiaries of any property owned by Holdings or any of its Subsidiaries and (y) on or after the Tranche B Closing Date after giving effect to the Transactions to occur on such date, by Parent or any of its Subsidiaries of any property owned by Parent or any of its Subsidiaries, in the case of clauses (x) and (y) the Net Cash Proceeds of which are in excess of $50,000,000 in the aggregate for any single transaction or series of related transactions, other than (i) the sale or disposition of inventory or other assets in the ordinary course of business, (ii) the sale or disposition of any Excluded Equity or assets (including Equity Interests) of Parent or any of its Subsidiaries to Parent or any of its Subsidiaries and (iii) the sale or disposition of assets (including Equity Interests) in connection with the Disclosed Transactions, but only, in the case of this clause (iii), if at the time of such sale or disposition (A) the Amended Credit Agreement is effective and permits the Transactions and (B) either (x) the Tranche A Commitments have been terminated or permanently reduced to zero prior to the Tranche A Closing Date or (y) the Tranche A Loans have been repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), in each case from any combination of, and in an amount not exceeding, the proceeds of any sale, issuance or incurrence of Indebtedness for borrowed money (other than intercompany Indebtedness among Parent and/or its Subsidiaries) by Parent or any of its Subsidiaries, issuance of Equity Interests of Parent or any of its Subsidiaries, and non-ordinary course asset sales by Parent or any of its Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code and any successor statute and all rules and regulations promulgated thereunder.

“Beagle MergerCo” means Beagle Merger Company, LLC, a Delaware limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means any of the following: (i) direct obligations issued or directly and fully guaranteed or insured by any Approved Member State, the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the Approved Member State, the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or the District of Columbia or a province or municipality of Canada, or any political subdivision or government-sponsored entity of any of the foregoing or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having an A- credit rating or better by S&P or A3 credit rating or better by Moody’s or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from DBRS, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any lender under the Amended Credit Agreement (or in each case, any affiliate thereof) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from Moody’s or A (low) from DBRS with maturities of not more than one year from the date of acquisition by such Person or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance, (iv) repurchase obligations, including whole mortgage loans, with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P, at least P-2 or the equivalent thereof by Moody’s or at least R-1 (low) from DBRS and in each case maturing not more than one year after the date of acquisition by such Person (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender (or affiliate thereof) or any other commercial bank that is rated at least A- or the equivalent thereof by S&P, at least A3 or the equivalent thereof by Moody’s or at least A (low) or the equivalent thereof by DBRS, (vii) investments in money market funds that invest at least 95% of their assets in investments of the types described in clauses (i) through (vi) above and (viii) other investments that the Administrative Agent and the Lead Borrower may approve in writing from time to time.

“Casualty Event” means any loss, damage or destruction of Parent’s or any of its Subsidiaries’ property that is insured or the condemnation of Parent’s or any of its Subsidiaries’ property.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“CF Fertilisers Credit Agreement” means that certain £40,000,000 Multicurrency Revolving Facilities Agreement, dated as of October 1, 2012, among CF Fertilisers UK Group Limited (formerly known as GrowHow UK Group Limited) and CF Fertilisers UK Limited (formerly known as GrowHow UK Limited), as the original borrowers and the original guarantors, the financial institutions party thereto, as the original lenders, and The Royal Bank of Scotland plc, as the arranger, the issuing bank, the agent and the bilateral ancillary lender.

“CFIISC” means CF Industries International Services Corporation, an Iowa corporation (formerly known as Terra Real Estate Development Corporation).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, shall in each case be deemed to be a “Change in Law” after the Effective Date, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not nominated, appointed or approved for election by the members of the board of directors of Parent constituting at the time of such nomination, appointment or approval at least a majority of such board; (c) the failure of Parent to own, directly or indirectly, 100% of the outstanding Equity Interests of the Tranche A Borrower (or any permitted successor thereof in accordance with Section 6.3); or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur; provided that a “change of control” under this clause (d) shall constitute a Change of Control only if (x) such Material Indebtedness became due and payable as a result thereof and/or (y) the holders of the obligations under such Material Indebtedness shall have the right to accelerate, cancel, terminate, or otherwise require the repayment, repurchase or redemption of, such Material Indebtedness as a result of such “change of control.” Notwithstanding anything in any Loan Document to the contrary, none of the Acquisition Agreement Transactions or any Change in Control under the NPA (and as defined therein) resulting from the transactions contemplated by the Acquisition Agreement shall constitute a Change of Control.

~~“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, shall in each case be deemed to be a “Change in Law” after the Effective Date, regardless of the date enacted, adopted, issued or implemented.~~

“Charges” has the meaning set forth in Section 9.13.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans or Tranche B Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment or a Tranche B Commitment, (c) when used in reference to any Lender, refers to whether such Lender is a Tranche A Lender or a Tranche B Lender and (d) when used in reference to a Borrower, refers to whether such Borrower is the Tranche A Borrower or the Tranche B Borrower.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the case may be, and “Commitments” means the Tranche A Commitments and the Tranche B Commitments, collectively.

“Commitment Fees” means the Tranche A Commitment Fees and the Tranche B Commitment Fees collectively.

“Commitment Fee Accrual Period” means the period commencing on October 5, 2015 and ending on (x) with respect to the Tranche A Commitment Fees, the Tranche A Commitment Termination Date and (y) with respect to the Tranche B Commitment Fees, the Tranche B Commitment Termination Date.

“Commitment Letter Representation” has the meaning set forth in Section 9.6.

“Communications” has the meaning set forth in Section 9.1.

“Compliance Certificate” has the meaning set forth in Section 5.1(c).

“Consent” means any consent, waiver, amendment or modification to the terms of any Darwin Debt and any related documents that is obtained on or prior to the Tranche B Closing Date and that permits the Darwin Transactions (and that waives any default, event of default, mandatory prepayments or mandatory offer, in each case with respect to such Darwin Debt, that would otherwise arise in connection with any of the Darwin Transactions).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of:

(a) the aggregate amount of Consolidated Interest Expense for such period;

(b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement);

(c) all amounts attributable to depreciation and depletion for such period;

(d) all amortization and other non-cash charges (including, without limitation, non-cash impairment charges); and

(e) fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any acquisition, any asset sale, any recapitalization, any investment, any issuance of Equity Interests by Parent or any issuance, incurrence or repayment of Indebtedness by Parent or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

in each case for such period, minus the sum of:

(i)                                     all non-cash gains included in Consolidated Net Income for such period; and

(ii)                                  all amounts (except as expressly contemplated by clause (e) above) which constituted non-cash charges in prior periods (and which were deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for Parent and its Subsidiaries on a consolidated basis.

To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of Consolidated Net Income, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Parent and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP and (ii) all Guarantees by Parent and its Subsidiaries in respect of Indebtedness of any third Person (other than Parent and its Subsidiaries) of the type referred to in the preceding clause (i).

“Consolidated Interest Expense” means, with reference to any period, accrued interest expense of Parent and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.

“Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Parent and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” means, as of any date of determination thereof, the total assets of Parent and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contemplated Debt Securities” means any unsecured debt securities issued by the Tranche B Borrower, Parent, or any Subsidiary in connection with or in anticipation of (x) the purchase of the Purchased Equity Interests or (y) the Darwin Debt Refinancing.

~~“Contemplated Private Placement” means the private placement of notes pursuant to Section 4(a)(2) of the Securities Act by the Tranche A Borrower, the proceeds of which will be used to refinance amounts outstanding, if any, under the Amended Credit Agreement at the time of issuance of such notes and for general corporate purposes.~~

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing directives 2006/48/EC and 2006/49/EC.

“Credit Agreement Joinder” means each joinder agreement to this Agreement in substantially the form of Exhibit H attached hereto or any other form reasonably approved by the Administrative Agent.

~~“CTA” means the UK Corporation Tax Act 2009.~~

“Darwin Debt” means indebtedness issued or incurred pursuant to any of (i) the OCI Nitrogen Credit Agreement, (ii) the Iowa Bonds Indenture or the Iowa Bond Financing Agreement, (iii) the Iowa Fertilizer Credit Agreement, (iv) the OCI Beaumont Credit Agreement, (v) the MLP Credit Agreement and (vi) the OCI Fertilizer Trade Finance Facility.

“Darwin Debt Refinancing” means the repayment, redemption, repurchase modification, extension, exchange, extension, renewal, refinancing, refunding, or replacement of Darwin Debt (and the payment of any related fees (including prepayment penalties and/or make-whole payments) and expenses) on or prior to the Tranche B Closing Date.

“Darwin Holdco” means Darwin Holdings Limited, a limited liability company incorporated under the laws of England and Wales with registered number 09713230.

“Darwin Transactions” means, collectively, the Acquisition Agreement Transactions, the Darwin Debt Refinancing, the offering of Contemplated Debt Securities, the negotiation, execution and delivery of the Amended Credit Agreement, the ~~Contemplated~~Specified Private Placement, the negotiation, execution and delivery of the Consents, if any, and the payment of fees and expenses in connection with any of the foregoing.

“DBRS” means Dominion Bond Rating Service Inc.

“Debt Issuance” means the sale or issuance of debt securities or incurrence of other Indebtedness for borrowed money (including, without limitation, the Contemplated Debt Securities and the ~~Contemplated~~Specified Private Placement) (x) on or after August 6, 2015, by Holdings or any of its Subsidiaries and (y) on or after the Tranche B Closing Date after giving effect to the Transactions to occur on such date, by Parent or any of its Subsidiaries, in the case of clauses (x) and (y), other than Excluded Debt.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act 1986 of the United Kingdom, the Dutch Bankruptcy Act (faillissementswet) and the Dutch Financial Supervision Act (Wet op het Financieel Toezicht) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws of the United States, the United Kingdom, the Netherlands or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a

Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, upon delivery of written notice of such determination to the Lead Borrower and each Lender.

“Designated Lender” means a Lender agreed to in writing by Holdings and identified in the syndication plan delivered in writing by Holdings to the Arrangers prior to August 6, 2015.

~~“Direction” has the meaning set forth in the definition of “Excluded Taxes”.~~

“Disclosed Transactions” means (i) the proposed transactions initially summarized in the press release included as Exhibit 99.1 to the current report of Holdings on Form 8-K filed with the SEC on August 12, 2015 and (ii) the proposed transactions previously identified by the Tranche A Borrower to the Administrative Agent prior to the Effective Date; provided that the aggregate amount of consideration received by Parent and Subsidiaries with respect to the transactions contemplated by this clause (ii) in excess of $350,000,000 shall be deemed to be the proceeds of an Asset Sale and not proceeds of a Disclosed Transaction for purposes of this Agreement.

“Documentation Agents” means each of Bank of Montreal, Royal Bank of Canada and Wells Fargo Bank, National Association.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States or any state thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries that are CFCs, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder; provided, further, that a Subsidiary that is disregarded as separate from its owner for federal income tax purposes and owns assets substantially all of which constitute Equity Interests in one or more Foreign Subsidiaries that are CFCs, shall not constitute a Domestic Subsidiary hereunder.

“~~DTTP Scheme~~Dutch Holdco” has the meaning set forth in ~~Section 2.16(g)~~the introductory paragraph hereto.

“Effective Date” means ~~the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2)~~September 18, 2015.

“Eligible Assignee” means and includes any commercial bank, an insurance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), including any Designated Lender, but in any event excluding Parent and its Subsidiaries and Excluded Subsidiaries ~~and~~, any natural person, and any Person that is a member of the “public” as referred to in article 4.1(a) of the Capital Requirements Regulation (EU/545/2013).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, in each case, outside the ordinary course of business, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a cooperative society or a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security but including, for the avoidance of doubt, but only for the purposes of the definition of Domestic Subsidiary, any interests treated as equity for United States federal income tax purposes).

“Equity Issuance” means the issuance of any Equity Interests (including equity-linked securities) (x) on or after August 6, 2015, by Holdings or any of its Subsidiaries and (y) on or after the Tranche B Closing Date after giving effect to the Transactions to occur on such date, by Parent or any of its Subsidiaries, in the case of clauses (x) and (y), other than Excluded Equity.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Loan Party or any Subsidiaries of any Loan Party under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement that it be notified of such event; (b) the receipt by or issuance from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of notice from or to the PBGC regarding the intention to take action under Section 4042 or 4041 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (c) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the incurrence by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (e) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to the termination of any Plan; or (f) any Foreign Plan Event.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness incurred by Parent or any of its Subsidiaries for the purpose of financing any of the Acquisition Agreement Transactions or financing all or any portion of the Darwin Debt Refinancing that, on or prior to the Tranche B Closing Date, is funded into an escrow account with an independent escrow agent pursuant to customary escrow arrangements (as reasonably determined by the Lead Borrower). The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Debt” means (i) intercompany debt among Parent and/or any of its Subsidiaries, (ii) credit extensions or commitments (including, with respect to clause (x), increases in commitments thereunder) under (x) the Amended Credit Agreement, (y) the

~~GrowHow~~CF Fertilisers Credit Agreement (without giving effect to any increase in commitments thereunder after August 6, 2015) or (z) any debt incurred to refinance, replace, repay, increase, redeem, or extend the foregoing that does not increase the aggregate committed or principal amount thereof except as contemplated above, (iii) commercial paper issuances in the ordinary course of business, (iv) letter of credit facilities, ordinary course overdraft protection and short term working capital facilities, ordinary course foreign credit facilities, trade payables, customer related financings, factoring arrangements, capital leases, financial leases, hedging and cash management, repurchase agreements and reverse repurchase agreements, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (v) ordinary course purchase money and equipment financings and similar obligations, including the renewal, replacement, increase, extension or refinancing of each of the foregoing and (vi) other debt or commitments, excluding debt incurred or commitments obtained to finance the Darwin Transactions (including, for the avoidance of doubt, the Contemplated Debt Securities and the ~~Contemplated~~Specified Private Placement), in an aggregate principal amount of up to $200,000,000.

“Excluded Equity” means issuances of Equity Interests (i) pursuant to employee stock plans, (ii) upon vesting, exercise, exchange or conversion of restricted stock units, options or other rights to acquire shares of common stock, (iii) pursuant to Holdings’ equity and incentive plans, (iv) as consideration for acquisitions and/or investments, (v) upon exercise of outstanding warrants or conversion of convertible securities of Holdings, TNCLP, or OCI Partners LP, (vi) by any Subsidiary of Parent to any other Subsidiary of Parent, (vii) used as consideration for the Purchased Equity Interests or additional consideration payable to OCI pursuant to Section 7.20(h) of the Acquisition Agreement or as consideration in connection with the exercise of the call right pursuant to the Firewater One Shareholders Agreement (as defined in the Acquisition Agreement), (viii) constituting directors’ qualifying shares and (ix) used as consideration for or in connection with the Disclosed Transactions, but only, in the case of this clause (ix), so long as (A) the Amended Credit Agreement is effective and permits the Transactions and (B) either (x) the Tranche A Commitments have been terminated or permanently reduced to zero prior to the Tranche A Closing Date or (y) the Tranche A Loans have been repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), in each case from any combination of, and in an amount not exceeding, the proceeds of any sale, issuance or incurrence of Indebtedness for borrowed money (other than intercompany Indebtedness among Parent and/or its Subsidiaries) by Parent or any of its Subsidiaries, issuance of Equity Interests of Parent or any of its Subsidiaries, non-ordinary course asset sales by Parent or any of its Subsidiaries.

“Excluded Subsidiary” means each of CFIISC, Terra Investment Fund, Terra Investment Fund II, Terra Nitrogen, TNCLP, TNGP, Iowa Fertilizer, OCI GP LLC, OCI Partners LP, OCI Beaumont LLC and each of their respective subsidiaries.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) other than in the case of an assignee pursuant to a request by the Lead Borrower under Section 2.18(b), any United States withholding Tax that is imposed on amounts payable to a recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Borrower with respect to such withholding tax pursuant to Section 2.16(b); (c) Taxes attributable to any Lender’s failure to comply with Section 2.16(f) ~~or Section 2.16(g);~~and (d) any U.S. withholding Taxes imposed under FATCA~~; and (e) other than in the case of an assignee pursuant to a request by the Lead Borrower under Section 2.18(b), any UK Tax Deduction in respect of a UK Borrower or a payment on behalf of a UK Borrower, if on the date on which the payment falls due, the payment is a payment of yearly interest and (i) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date the Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant Governmental Authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and: (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the person making the payment or from the Lead Borrower a certified copy of that Direction; and (B) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (b) of the definition of “UK Qualifying Lender” and: (A) the relevant Lender has not given a UK Tax Confirmation to the relevant UK Borrower; and (B) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the relevant UK Borrower, on the basis that the UK Tax Confirmation would have enabled the relevant UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.~~.

“Exempt Subsidiaries” means (a) Immaterial Subsidiaries; (b) (x) prior to the Tranche B Closing Date, any Foreign Subsidiary and (y) on and after the Tranche B Closing Date, any Foreign Subsidiary that is a direct or indirect Subsidiary of a Domestic Subsidiary; (c) any Subsidiary not required to be a Guarantor in accordance with the Agreed Guarantee Principles; provided that this clause (c) shall not apply to a Person if (and only for so long as) such Person is a borrower, issuer or guarantor of (A) the Amended Credit Agreement, (B) any Contemplated Debt Securities or the ~~Contemplated~~Specified Private Placement or (C) the Existing CF Notes; and (d) Excluded Subsidiaries.

“Existing CF Notes” means the 2010 Indenture Notes and the 2013 Indenture Notes, collectively.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, and any agreements entered into pursuant to

Section 1471(b)(1) of the Code, and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate); provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter, dated as of August 6, 2015, among Holdings and the Arrangers.

“Financial Institutions” has the meaning set forth in Section 4.3(~~r~~q).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Loan Party.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Tranche A Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any benefit plan sponsored, maintained or contributed to (or that is required to be sponsored, maintained or contributed to) by any Loan Party or any Subsidiary of any Loan Party, that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice from, or the provision of notice to, a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any Foreign Plan, (iv) the insolvency of any Foreign Plan or the incurrence of any liability to any Loan Party or any Subsidiary of any Loan Party under applicable law on account of the complete or partial termination of any Foreign Plan or the complete or partial withdrawal of any participating employer therein or (v) any other event or condition with respect to a Foreign Plan that could result in liability of any Loan Party or any Subsidiary of any Loan Party.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, the United Kingdom, the Netherlands, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

~~“GrowHow Credit Agreement” means that certain £40,000,000 Multicurrency Revolving Facilities Agreement, dated as of October 1, 2012, among GrowHow UK Group Limited and GrowHow UK Limited, as the original borrowers and the original guarantors, the financial institutions party thereto, as the original lenders, and The Royal Bank of Scotland plc, as the arranger, the issuing bank, the agent and the bilateral ancillary lender.~~

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means, from the time that such Person delivers an executed Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation reasonably satisfactory to the Administrative Agent (i) the Tranche ~~B Borrower (with respect to the Tranche A Obligations), (ii) the Tranche~~ A Borrower (with respect to the Tranche B Obligations), (~~iii~~ii) Holdings and (~~iv~~iii) each Wholly-Owned Subsidiary of Parent; provided that the Guarantors shall not include any Exempt Subsidiary.

“Guaranty” means a Guarantee pursuant to (x) the Guaranty Agreement entered into on the Effective Date or (y) any Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation reasonably satisfactory to the Administrative Agent entered into hereunder.

“Guaranty Agreement” means each guarantee agreement in substantially the form of Exhibit E attached hereto, as such agreement may be modified (including, but not limited to, by adding limitations to the extent necessary to comply with the Agreed Guarantee Principles

(including by limiting the maximum amount guaranteed), which limitations in such agreement shall in each case be subject to the reasonable satisfaction of the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent.

“Guaranty Joinder Agreement” means each joinder agreement to a Guaranty Agreement in substantially the form of Exhibit I attached hereto, as such agreement may be modified (including, but not limited to, by adding limitations to the extent necessary to comply with the Agreed Guarantee Principles (including by limiting the maximum amount guaranteed), which limitations in such agreement shall in each case be subject to the reasonable satisfaction of the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary (other than a Loan Party) (a) whose consolidated total assets on a Pro Forma Basis do not constitute more than 5.0% of the Consolidated Total Assets of Parent and its Subsidiaries (for the most recently ended fiscal year of Parent for which audited financial statements are available), and (b) whose consolidated gross sales do not constitute more than 5.0% of the consolidated gross sales of Parent and its Subsidiaries on a Pro Forma Basis (for the most recently ended fiscal year of Parent for which audited financial statements are available); provided that if at any time one or more Immaterial Subsidiaries are subject to one or more events as described under clause (h) and/or (i) of Article VII, if such Immaterial Subsidiaries would fail to meet either the test described in preceding clause (a) or (b) if all such Immaterial Subsidiaries were a single Subsidiary (rather than separate Subsidiaries), for this purpose treated as if each reference in preceding clause (a) and (b) to “5.0%” were instead a reference to “7.5%”, then the respective such Subsidiaries shall not constitute Immaterial Subsidiaries unless and until such time as in aggregate they do not fail either of the tests referenced in this proviso.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such

Person in respect of the deferred purchase price of property or services that is due more than six months after taking delivery of such property (excluding accounts payable and accrued liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person (other than Liens on Equity Interests in joint ventures), whether or not such Person has assumed or become liable for the payment of such obligation; provided that, in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the fair market value of such property or the amount of the obligation secured shall be deemed to be Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, the amount of such obligation being deemed to be an amount equal to the stated or determinable amount of the obligations of such Person in respect of such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, after giving effect to any prior drawings or reductions which have been reimbursed, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, letters of guaranty, surety bonds or similar arrangements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations of such Person under any liquidated earn-out that would appear as liabilities on a balance sheet of such Person and (l) any Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of Parent (or, in the event that Parent does not have senior, unsecured, long-term Indebtedness for borrowed money outstanding, the Tranche A Borrower) that is not Guaranteed by any other Person or entity (other than a Loan Party) or subject to any other credit enhancement which has the higher long term debt rating by S&P or Moody’s.

“Information” has the meaning set forth in Section 9.12(a).

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended to (b) Consolidated Interest Expense for such period of four (4) consecutive fiscal quarters; provided that, for purposes of any calculation of the Interest Coverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Interest Election Request” has the meaning set forth in Section 2.7(b).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December when such Loan is outstanding and the applicable Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to, or with the consent of, each Tranche A Lender or each Tranche B Lender, as applicable, such other period that is less than one month or greater than six months) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the last available LIBO Screen Rate) reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Iowa Bond Financing Agreement” means that certain Bond Financing Agreement, dated as of May 1, 2013, between Iowa Finance Authority, as issuer, and Iowa Fertilizer, as company.

“Iowa Bonds Indenture” means that certain Indenture, dated as of May 1, 2013, between Iowa Finance Authority, as issuer, and Citibank, N.A., as trustee.

“Iowa Fertilizer” means Iowa Fertilizer Company LLC, a Delaware limited liability company.

“Iowa Fertilizer Credit Agreement” means that certain Credit Agreement, dated as of May 19, 2015, among Iowa Fertilizer, as borrower, various financial institutions and other persons from time to time party thereto as lenders and National Bank of Abu Dhabi PJSC, as administrative agent.

“IRS” means the U.S. Internal Revenue Service.

~~“ITA” means the UK Income Tax Act 2007.~~

“Lead Borrower” means (a) prior to the Tranche B Closing Date, the Tranche A Borrower and (b) from and after the Tranche B Closing Date, the Tranche B Borrower.

“Lenders” means the Persons listed on Schedule 2.1 on the Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period (the “LIBO Screen Rate”); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. In the event that the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to any Eurodollar Borrowing then the LIBO Rate shall be the Interpolated Rate, determined at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If neither the LIBO Screen Rate nor the Interpolated Rate is available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBO Screen Rate” has the meaning set forth in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, including any amendment hereto or waiver hereunder, the Notes, if any, each Guaranty Agreement, Guaranty Joinder Agreement and comparable guaranty documentation delivered to the Administrative Agent hereunder, and each Credit Agreement Joinder.

“Loan Parties” means Parent, each Borrower party to this Agreement and each Guarantor.

“Loan” means a Tranche A Loan or a Tranche B Loan, as the case may be, and “Loans” means the Tranche A Loans and the Tranche B Loans, collectively.

“Margin Stock” shall have the meaning provided in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any Guaranty or any of the other Loan Documents or the rights and remedies, in each case taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries in a principal amount exceeding $200,000,000 outstanding at the time of determination, but excluding any Indebtedness owing to Parent, either Borrower or any of their respective Subsidiaries. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, either Borrower or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means (a) in the case of the Tranche A Obligations, the Tranche A Maturity Date and (b) in the case of the Tranche B Obligations, the Tranche B Maturity Date.

“Merger” means the merger of MergerCo with and into Holdings, with Holdings surviving as a direct or indirect wholly-owned subsidiary of the Tranche B Borrower.

“MergerCo” means ~~Beagle~~Finch Merger Company~~,~~ LLC, a Delaware limited liability company and wholly-owned, direct or indirect subsidiary of ~~UK~~Dutch Holdco, or any other wholly-owned, direct or indirect subsidiary of ~~UK~~Dutch Holdco.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Parent ended on such date.

“MLP Credit Agreement” means that certain Credit Agreement, dated as of April 4, 2014, among OCI Beaumont LLC, as borrower, OCI Partners LP, as the MLP and Bank of America, N.A., as administrative agent.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the public corporate family rating of Parent from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of Parent, the “Moody’s Rating” shall mean the long-term debt rating by Moody’s for the Index Debt.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is an obligation to contribute to) by any Loan Party or any Subsidiary of any Loan Party or any ERISA Affiliate, and each such plan for the six-year period immediately following the latest date on which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) received (including into escrow (and the term “receives” as used in Section 2.09(b) shall be construed accordingly)) in respect of such event, including any cash received in respect of any non-cash proceeds (but only as and when received), in each case, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses, including, without limitation, attorney, accountant, auditor, printer, SEC filing, brokerage, consultant, investment banking, advisory, placement, arranger or underwriting discounts, commissions, fees and expenses and any other customary fees and expenses incurred by Parent or any of its Subsidiaries to third parties in connection with such event (or, if such costs or expenses have not been incurred or invoiced, good faith estimates thereof), (ii) in the case of an Asset Sale (and in the case of clause (A) and solely with respect to any Indebtedness incurred by the Target Companies prior to the Tranche B Closing Date in accordance with the Acquisition Agreement, Debt Issuances and Equity Issuances), (A) the amount of all payments required to be made (including any premium or penalty) by Parent or any of its Subsidiaries as a result of such event to repay Indebtedness secured by the applicable asset or, in the case of the Target Companies, otherwise required to be applied to prepay Indebtedness of the Target Companies as a result of such event, (B) any liabilities associated with such asset or assets and retained by Parent or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the transaction, (C) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than Parent or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale and (D) proceeds of Asset Sales by Foreign Subsidiaries to the extent that the application of such proceeds to repay the Loans would result in material adverse tax consequences to Parent, any Domestic Subsidiary or such Foreign Subsidiary or would be prohibited or restricted by applicable law, rule or regulation, including as a result of a change in law, or bona fide third-party contract, in each case under this clause (D) as determined by the Lead Borrower in its reasonable discretion in consultation with the Administrative Agent, (iii) any provision for Taxes in respect thereof, including, without limitation, sales, transfer, deed or mortgage recording taxes, paid or payable by Parent and its Subsidiaries as a result thereof (including any Taxes imposed as a result of the repatriation of any such Net Cash Proceeds) reasonably estimated to be payable, or held in reserve in accordance with GAAP or other applicable accounting rules, (iv) survey costs, title insurance premiums, and search and recording charges and (v) the amount of any reserves established by Parent or any its Subsidiaries, in accordance with GAAP or other applicable accounting rules, to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Lead Borrower); provided that if Parent or any of its Subsidiaries receives proceeds that would otherwise constitute Net Cash Proceeds from any Asset Sale (other than a Disclosed Transaction), then so long as no Event of Default shall have occurred and be continuing, such proceeds shall not constitute Net Cash Proceeds to the extent that such proceeds are reinvested in or used to purchase assets used or useful in the business of Parent and its Subsidiaries and Excluded Subsidiaries, taken as a whole, in each case within 270 days following the date of such Asset Sale. For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(v) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such event.

“Netherlands” means the European part of the Kingdom of the Netherlands, and derivate terms, including “Dutch”, have the corresponding meaning.

“NOL Agreement” means that certain Net Operating Loss Agreement, dated August 16, 2005, by and among Holdings, the Tranche A Borrower and the members from time to time party thereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Parent that is not a Guarantor (other than Holdings and the Tranche A Borrower).

“Note” has the meaning set forth in Section 2.10(e).

“NPA” means the Note Purchase Agreement, dated as of September 24, 2015, among Holdings, as guarantor, the Tranche A Borrower, as issuer, and the purchasers party thereto.

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of either Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OCI” means OCI N.V., a public company with limited liability (naamloze vennootschap) incorporated under the law of the Netherlands.

“OCI Beaumont Credit Agreement” means that certain Credit Agreement, dated as of August 20, 2013, among OCI Beaumont LLC, as borrower, OCI USA, Inc., as holdings, various lenders party thereto and Bank of America, N.A., as administrative agent.

“OCI Fertilizer Trade Finance Facility” means that certain Uncommitted Trade Finance Facility, dated as of January 15, 2014, between OCI Fertilizer Trading Limited, as borrower, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), Utrecht Branch, as bank.

“OCI Nitrogen Credit Agreement” means that certain Facilities Agreement, dated as of October 3, 2011, among OCI Nitrogen B.V., the subsidiaries of OCI Nitrogen B.V. party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as agent, and the other financial institutions party thereto.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to any recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, stamp duty reserve, court or documentary taxes or duties or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes imposed with respect to an assignment (other than (i) such taxes that arise from the enforcement of this Agreement or the other Loan Documents, and (ii) such taxes imposed with respect to an assignment that occurs as a result of the request of a Borrower pursuant to Section 2.18(b)).

“Oxford Disclosure Letter” has the meaning set forth in Section 4.3(b).

“Oxford Material Adverse Effect” has the meaning assigned to such term in the Acquisition Agreement.

“Parent” means (a) prior to the consummation of the Acquisition Agreement Transactions to occur on the Tranche B Closing Date, Holdings, and (b) after consummation of the Acquisition Agreement Transactions to occur on the Tranche B Closing Date, the Tranche B Borrower.

“Participant” has the meaning set forth in Section 9.4(c)(i).

“Participant Register” has the meaning set forth in Section 9.4(c)(ii).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.4;

(b)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, workman’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.4;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar laws or regulations (other than Liens arising under ERISA);

(d)                                 utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)                                  judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                   recorded or unrecorded easements, encroachments, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental regulations, or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially affect the ability of the applicable Loan Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)                                  any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by the Lead Borrower to the Administrative Agent, all of which matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)                                 any exceptions to title set forth in any title insurance policy;

(i)                                     Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, such Liens incurred in connection with pollution control, industrial revenue or similar financing; and

(j)                                    any interest or title, and any encumbrances thereon, of a lessor or sublessor under any lease entered into by a Loan Party or Subsidiary as a lessee or sublessee.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of any Subsidiary under the Loan Documents;

(b)                                 Indebtedness of any Subsidiary to Parent, either Borrower or any other Subsidiary of Parent;

(c)                                  Indebtedness of any Subsidiary incurred to finance the acquisition, construction, repair, development or improvement of any property, plant or equipment (including Capital Lease Obligations), and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, development or improvement and provided, further, that the principal amount of Indebtedness secured by any Lien shall at no time exceed 100% of the cost of acquiring, constructing, repairing, developing or improving such property;

(d)                                 Indebtedness of any Person that becomes a Subsidiary after the Effective Date, or that is secured by an asset when such asset is acquired by a Subsidiary after the Effective Date, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or such asset is acquired) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such asset being acquired); provided further that this clause (d) shall not apply to Indebtedness of the Acquired Business that is outstanding on the Tranche B Closing Date;

(e)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(f)                                   Indebtedness of an account party in respect of trade letters of credit;

(g)                                  obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including, without limitation, letters of credit and lines of credit) provided in connection therewith;

(h)                                 Indebtedness under the ~~GrowHow~~CF Fertilisers Credit Agreement, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith;

(i)                                     from and after the Tranche B Closing Date and after giving effect to the Darwin Transactions to occur on the Tranche B Closing Date, Darwin Debt to the extent a Consent has been obtained or is not required in respect of any such Darwin Debt (as determined by the Lead Borrower in its reasonable discretion), and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; ~~and~~

(j) Indebtedness incurred by Shanxi FengHe Melamine Co. Ltd. (China) up to an aggregate principal amount not to exceed €3,000,000 at any time, and any modifications, extensions, exchanges, extensions, renewals, refinancings, refundings, and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith~~.~~; and

(k) Indebtedness arising under any joint and several liability (hoofdelijke aansprakelijkheid) under any fiscal unity for Dutch Tax purposes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether or not a legal entity.

“Placement Agents” has the meaning set forth in Section 4.2(~~f~~k).

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA in respect of which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate would be (or under Section 4069 of ERISA would be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.1.

“Pooling Agreement” means (i) that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Tranche A Borrower (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, with CF Nitrogen, LLC and Koch Nitrogen Company, LLC as successor parties, (ii) that certain Spare Parts Sharing Agreement, dated May 6, 2013, by and among CF Industries Nitrogen, LLC, Terra Nitrogen, and Canadian Fertilizers Limited and (iii)

that certain Spare Parts Pooling Agreement, dated February 1, 2007, by and among Agrium U.S. Inc., Agrium, an Alberta, Canada general partnership, Koch Nitrogen Company, LLC, Mosaic Fertilizer, LLC and Terra Nitrogen, as amended by that certain Pool Addendum Agreement. dated January 28, 2009, as further amended by that certain Amending Agreement No. 1, dated January 1, 2011, as further amended by that Pool Addendum dated September 1, 2012, without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Loan Parties, Subsidiaries or Excluded Subsidiaries.

“primary obligor” has the meaning set forth in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal U.S. edition as being the “U.S. Prime Rate” or, if more than one rate is published as the “U.S. Prime Rate”, then the average of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal U.S. edition of a “U.S. Prime Rate” that is different from that published on the preceding domestic Business Day); provided that in the event that The Wall Street Journal U.S. edition shall, for any reason, fail or cease to publish the “U.S. Prime Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “U.S. Prime Rate”.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Private Placement” has the meaning set forth in Section 4.2(~~f~~k).

“Pro Forma Basis”  means, in connection with any calculation of and compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition and any Significant Asset Sale consummated after the first day of the relevant period and on or prior to the last day of the relevant period (or, in the case of determinations other than pursuant to Section 6.4, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Section 6.4, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Lead Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such period from such actions).

~~“Project” means the nitrogen fertilizer plant to be constructed, owned and operated by or on behalf of the Iowa Fertilizer to produce ammonia, granular urea, urea ammonium nitrate, and diesel exhaust fluid and located on approximately 320 acres owned by the Iowa Fertilizer south of the intersection of 358th Avenue and 180th Street and bounded on the west by the Burlington Northern rail line, Lee County, Iowa.~~

“Projections” has the meaning set forth in Section 3.11.

“Purchased Equity Interests” means:

(a) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s fertilizer plant in Wever, Iowa;

(b) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s nitrogen fertilizer and melamine business as operated at, or in respect of, the complex in Geleen, Netherlands;

(c) 100% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s ammonia and methanol business as operated at, or in respect of, the complex in Beaumont, Texas; and

(d) 45% of the Equity Interests of any Person that owns, directly or indirectly through one or more of its subsidiaries, OCI’s methanol plant in Beaumont, Texas; provided that if at any time pursuant to the terms of the Acquisition Agreement such Person ceases to be a “Purchased Company” as defined in the Acquisition Agreement, then from and after such time, the Equity Interests of such entity and its subsidiaries shall be excluded from this definition.

“Qualifying Term Loan Facility” means a term loan facility entered into for the purpose of financing any or all of the Darwin Transactions where the availability of the full amount of such facility on the Tranche B Closing Date is subject solely to conditions precedent to funding the full amount of such facility and limitations on assignments prior to the Tranche B Closing Date that are, in the reasonable determination of the Tranche B Borrower, no less favorable to the borrower of such term loans than the conditions precedent set forth in Section 4.3 to the funding of the Tranche B Loans.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Register” has the meaning set forth in Section 9.4(b)(iv).

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on insolvency proceedings.

“Reinvestment Amount” has the meaning set forth in the definition of “Net Cash Proceeds”.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Party” has the meaning set forth in Section 2.16(j).

“Required Lenders” means, at any time, (a) if there are Loans outstanding at such time, Lenders holding an aggregate principal amount of Loans and unused Commitments (if any) representing more than 50% of the aggregate principal amount of all the Loans and unused Commitments (if any) at such time or (b) if there are no Loans outstanding at such time, Lenders holding more than 50% of the Commitments at such time. Outstanding Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Tranche B Offering Document” has the meaning set forth in Section 4.3(~~r~~q).

“Responsible Officer” means any of the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, executive director, treasurer or controller, in each case, of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted Cash” means cash or Cash Equivalents of Parent and its Subsidiaries, that (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent and its subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien granted by Parent and/or its Subsidiaries in favor of any Person or (iii) are subject to binding contractual or legal obligations that result in such cash or Cash Equivalents being not otherwise generally available for use by such Borrower or such Guarantor.

“S&P” means Standard & Poor’s Ratings Services.

“S&P Rating” means the public corporate credit rating of Parent from S&P; provided that if the S&P shall not have in effect a public corporate credit rating of Parent, the “S&P Rating” shall mean the long-term debt rating by S&P for the Index Debt.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person that is (a) listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) located or organized in a Sanctioned Country or (c) directly or indirectly owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933.

“Significant Asset Sale” means each asset sale where the gross consideration received therefor by Parent and its Subsidiaries (taking the net sale proceeds therefrom plus the fair market value (as reasonably determined by the Lead Borrower) of any non-cash consideration received) equals or exceeds (x) $300,000,000 or (y) together with the gross consideration of all other asset sales excluded from this definition in any period of four consecutive fiscal quarters commencing with the first day of the first full fiscal quarter following the Effective Date, $500,000,000.

“Solvency Certificate” means a certificate from a Financial Officer of Parent demonstrating the Solvency (on a consolidated basis) of Parent and its Subsidiaries as of the Tranche A Closing Date or the Tranche B Closing Date, as the case may be, in each case substantially in the form of Exhibit F hereto.

“Solvent” means (i) the fair value of the assets of Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of Parent and its Subsidiaries, on a consolidated basis, on the sum of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become due (whether at maturity or otherwise), and (iv) Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Private Placement” means the private placement of notes in an aggregate principal amount of $1,000,000,000 pursuant to Section 4(a)(2) of the Securities Act by the Tranche A Borrower on September 24, 2015.

“Specified Representations” means the representations and warranties made by the Tranche B Borrower in Section 3.1 (solely with respect to existence, power and authority as they relate to entering into and performance of the applicable Loan Documents by the Tranche B Borrower and the Guarantors), Section 3.2 (solely with respect to authorization, execution, delivery and enforceability (subject to the enforceability exceptions set forth therein) of the Loan Documents as they relate to entering into and performance of the applicable Loan Documents by the Tranche B Borrower and the Guarantors), Section 3.3(c) (without giving effect to the Material Adverse Effect qualification thereto), Section 3.3(d) (solely with respect to (x) the Amended Credit Agreement, (y) the Existing CF Notes and (z) other obligations of either Borrower or any Guarantor under any Material Indebtedness (in each case, without giving effect to the Material Adverse Effect qualification thereto)), Section 3.8, Section 3.13(b), Section 3.15 and the second sentence of Section 3.16.

“Subsidiary”  means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than 50% of the total voting power of the equity interests therein at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of Parent; provided, however, that each Excluded Subsidiary shall not be considered a Subsidiary for purposes of this Agreement, except that each Excluded Subsidiary shall be considered a Subsidiary for purposes of calculating the Interest Coverage Ratio and the Total Leverage Ratio and for purposes of the accounting and financial terms used in connection with making such calculations.

“Successor Index Debt” means, for any Person, the senior, unsecured, long-term Indebtedness for borrowed money of such Person which has the higher long term debt rating by S&P or Moody’s.

“Successor Moody’s Ratings” means, for any Person, the public corporate family rating of such Person from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of such Person or such Person’s parent company, the “Successor Moody’s Ratings” shall mean the long-term debt rating by Moody’s for the Successor Index Debt of such Person.

“Successor S&P Ratings” means, for any Person, the public corporate credit rating of such Person from S&P; provided that if S&P shall not have in effect a public corporate credit rating of such Person or such Person’s parent company, the “Successor S&P Ratings” shall mean the long-term debt rating by S&P for the Successor Index Debt of such Person.

“Supplier” has the meaning set forth in Section 2.16(j).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Target Companies” has the meaning set forth in the Acquisition Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terra Investment Fund” means Terra Investment Fund LLC, an Oklahoma limited liability company.

“Terra Investment Fund II” means Terra Investment Fund II LLC, an Oklahoma limited liability company.

“Terra Nitrogen” means Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.

“TNGP” means Terra Nitrogen GP Inc., a Delaware corporation.

“Total Leverage Ratio” means, on any date of determination, the ratio of (x) the remainder of (i) Consolidated Indebtedness on such date minus (ii) the aggregate amount of Unrestricted Cash on such date, to (y) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Tranche A Borrower” has the meaning set forth in the introductory paragraph hereto.

“Tranche A Closing Date” means the date on which all the conditions set forth in Section 4.2 have been satisfied (or waived in accordance with Section 9.2).

“Tranche A Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans under Section 2.1(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4.  The initial amount of each Lender’s Tranche A Commitment as of the Effective Date is set forth on Schedule 2.1. The ~~initial aggregate principal~~ amount of the Lenders’ Tranche A Commitments as of the Amendment Effective Date is $~~1,000,000,000~~0.

“Tranche A Commitment Fees” has the meaning set forth in Section 2.11(a).

“Tranche A Commitment Termination Date” means ~~the earliest to occur of (i) the Tranche A Closing Date (after giving effect to the making of any Tranche A Loans on such date), (ii) the date on which all of the Tranche A Commitments are terminated or reduced to zero pursuant to Section 2.8 or Section 2.9 and (iii) 11:59 p.m. (Chicago time) on December 4~~September 24, 2015.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Loan, as the case may be.

“Tranche A Loans” means the loans made by the Lenders to the Tranche A Borrower on the Tranche A Closing Date pursuant to Section 2.1(a).

“Tranche A Maturity Date” means the date that is 364 days after the Tranche A Closing Date or, if the date that is 364 days after the Tranche A Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 days following the Tranche A Closing Date.

“Tranche A Obligations” means the Obligations arising out of or in connection with the Tranche A Loans.

“Tranche B Borrower” has the meaning set forth in the introductory paragraph hereto.

“Tranche B Closing Date” means the date on which all the conditions set forth in Section 4.3 have been satisfied (or waived in accordance with Section 9.2).

“Tranche B Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans under Section 2.1(b), as such commitment may be (a) reduced from time to time pursuant to Section 2.8 or Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4.  The initial amount of each Lender’s Tranche B Commitment as of the Effective Date is set forth on Schedule 2.1. The initial aggregate principal amount of the Lenders’ Tranche B Commitments as of the Effective Date is $3,000,000,000.

“Tranche B Commitment Fees” has the meaning set forth in Section 2.11(b).

“Tranche B Commitment Termination Date” means the earliest to occur of (i) the Tranche B Closing Date (after giving effect to the making of any Tranche B Loans on such date), (ii) the date on which all of the Tranche B Commitments are terminated or reduced to zero pursuant to Section 2.8 or Section 2.9, (iii) 11:59 p.m. (Chicago time) on August 6, 2016; provided that if the “End Date” (as defined in the Acquisition Agreement as in effect as of ~~August 6, 2015~~the Amendment Effective Date) is extended in accordance with the terms of the Acquisition Agreement, the date identified in this clause (iii) shall be automatically extended to such extended End Date, which date shall be no later than November 6, 2016, and (iv) the date of any public announcement by Holdings or the Tranche A Borrower of the abandonment of the Acquisition or the termination of the obligations of Parent or any of its subsidiaries under the Acquisition Agreement to consummate the purchase of the Purchased Equity Interests in accordance with the Acquisition Agreement.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Loan, as the case may be.

“Tranche B Loans” means the loans made by the Lenders to the Tranche B Borrower on the Tranche B Closing Date pursuant to Section 2.1(b).

“Tranche B Maturity Date” means the date that is 364 days after the Tranche B Closing Date or, if the date that is 364 days after the Tranche B Closing Date is not a Business Day, the Business Day immediately preceding the date that is 364 days following the Tranche B Closing Date.

“Tranche B Obligations” means the Obligations arising out of or in connection with the Tranche B Loans.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, (b) in the case of the Tranche A Borrower on the Tranche A Closing Date, the borrowing of Tranche A Loans and the use of the proceeds thereof, (c) in the case of the Tranche B Borrower on the Tranche B Closing Date, the borrowing of Tranche B Loans and the use of the proceeds thereof, (d) the Darwin Transactions, and (e) the payment of fees and expenses in connection with any of the foregoing.

~~“Treaty” has the meaning specified in the definition of “Treaty State”.~~

~~“Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (the “Treaty”) which makes provision for full exemption from Tax imposed by the United Kingdom on payments of interest.~~

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

~~“UK Borrower” means a Borrower that is resident for Tax purposes only in the United Kingdom.~~

~~“UK Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:~~

~~(i)                                     where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 2.16(g), and~~

~~(A)                         where the Borrower is a Borrower on the date of this Agreement, is filed with HM Revenue & Customs within 30 Business Days after the Effective Date; or~~

~~(B)                         where the Borrower becomes an additional Borrower after the date of this Agreement, is filed with HM Revenue & Customs within 30 Business Days after the date on which that Borrower becomes an additional Borrower under this Agreement; or~~

~~(ii)                                  where it relates to a UK Treaty Lender that becomes a Lender after the Effective Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, and~~

~~(A)                         where the Borrower is a Borrower on the date such Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HM Revenue &Customs within 30 Business Days after the New Lender Date; or~~

~~(B)                         where the Borrower becomes an additional Borrower under this Agreement after the New Lender Date, is filed with HM Revenue & Customs within 30~~

~~Business Days after the date on which that Borrower becomes an additional Borrower under this Agreement.~~

~~“UK Holdco” has the meaning set forth in the introductory paragraph hereto.~~

~~“UK Non-Bank Lender” means: (i) where a Lender becomes a Party on the day on which this Agreement is entered into, a lender which is designated as a UK Non-Bank Lender in Schedule 2.16(g); and (ii) where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a Party.~~

~~“UK Qualifying Lender” means, in relation to a payment made by a UK Borrower under a Loan Document, a Lender which is beneficially entitled to interest payable to that Lender under that Loan Document and which:~~

~~(a)                                 (i) is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or~~

~~(b)                                 is:~~

~~(i)                                     a company resident in the United Kingdom for United Kingdom tax purposes;~~

~~(ii)                                  a partnership each member of which is:~~

~~(A)                               a company so resident in the United Kingdom; or~~

~~(B)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or~~

~~(iii)                               a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or~~

~~(c)                                  is a UK Treaty Lender.~~

~~“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (1) a company so resident in the United Kingdom; or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.~~

~~“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document.~~

~~“UK Treaty Lender” means, in relation to a payment made by a UK Borrower under a Loan Document, a Lender which:~~

~~(a)                                 is treated as resident of a Treaty State for the purposes of the relevant Treaty;~~

~~(b)                                 does not carry on business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected; and~~

~~(c)                                  meets all other conditions in the relevant Treaty for full exemption from tax on interest in the United Kingdom, except for this purpose it shall be assumed that the following are satisfied:~~

~~(i)                                     any condition which relates (expressly or by implication) to there being no special relationship between the applicable Borrower and the Lender or between both of them and another person, or to the amounts or terms of any Loan or the Loan Documents or to any other matter that is outside the exclusive control of that Lender; and~~

~~(ii)                                  any necessary procedural formalities.~~

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York.

“Unrestricted Cash” means (x) cash or Cash Equivalents of Parent and its Subsidiaries other than Restricted Cash and (y) on or prior to the Tranche B Closing Date, Escrowed Proceeds.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“VAT” means:

(a)                                 any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                                 any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person which is (i) a corporation of which 100% of the capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Parent with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2                                    Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche A Loan”) and Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche A Borrowing”).

Section 1.3                                    Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f)

any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4                                    Accounting Terms; GAAP.  Except as otherwise expressly provided herein, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by the Lead Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 6.4 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings included in the annual report on Form 10-K filed by Holdings with the SEC for the fiscal year ended December 31, 2014; provided, further, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of any provision hereof (including as a result of an election to apply IFRS) (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (or such election) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change (or such election) shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  At any time after the Effective Date, Parent may elect to apply IFRS in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards No. 159 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) if at any time the obligations of any Person in respect of an operating lease are required to be recharacterized as Capital Lease Obligations as a result of a change in GAAP (including as a result of an election to apply IFRS) after the Effective Date, then for purposes hereof such Person’s obligations under such operating lease shall not, following the date of such recharacterization, be deemed Capital Lease Obligations and if after any such change in GAAP any Capital Lease Obligations would constitute obligations in respect of an operating lease, as defined and interpreted in accordance with GAAP as in effect and applied on the Effective Date, then the obligations under such lease shall not be deemed Capital Lease Obligations.

ARTICLE II

The Credits

Section 2.1                                    The Loans

(a)                                 Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make Tranche A Loans in dollars to the Tranche A Borrower in a single drawing on the Tranche A Closing Date in an aggregate principal amount not to exceed such Tranche A Lender’s Tranche A Commitment.  Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.  Each Tranche A Lender’s Commitment shall terminate immediately and without further action upon the Tranche A Closing Date after giving effect to the funding of such Tranche A Lender’s Tranche A Loans on such date.

(b)                                 Subject to the terms and conditions set forth herein, each Tranche B Lender agrees to make Tranche B Loans in dollars to the Tranche B Borrower in a single drawing on the Tranche B Closing Date in an aggregate principal amount not to exceed such Tranche B Lender’s Tranche B Commitment.  Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.  Each Tranche B Lender’s Commitment shall terminate immediately and without further action upon the Tranche B Closing Date after giving effect to the funding of such Tranche B Lender’s Tranche B Loans on such date.

Section 2.2                                    Borrowings

(a)                                 Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the Lenders of such Class ratably in accordance with their respective Applicable Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.13 and Section 2.14(c), each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Lead Borrower may request in accordance herewith.  Subject to Section 2.14(c), each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, neither Borrower shall be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.3                                    Requests for Borrowings.  To request a Borrowing, the applicable Borrower (or the Tranche A Borrower, on the Tranche B Borrower’s behalf) shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery (including by telecopy or electronic mail) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by the applicable Borrower (or the Tranche A Borrower, on the Tranche B Borrower’s behalf).  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              whether such Borrowing is to be a Tranche A Borrowing or a Tranche B Borrowing;

(v)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan of such Class to be made as part of the requested Borrowing.

Section 2.4                                    [Reserved]

Section 2.5                                    [Reserved]

Section 2.6                                    Funding of Borrowings

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the applicable Borrower in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.6 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter or (ii) in the case of such Borrower, the interest rate applicable to the Loans comprising such Borrowing.  If such Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by either Borrower shall be without prejudice to any claim that such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.7                                    Interest Elections

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the applicable Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7.  The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section 2.7, the Lead Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.3 if the Lead Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Lead Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.8                                    Optional Commitment Reductions and Prepayments

(a)                                 The Borrower of any Class may at any time terminate, or from time to time reduce, the Commitments of such Class, in each case without premium or penalty; provided that each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)                                 The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (a) of this Section 2.8 at least three Business Days prior to the effective date of such termination or reduction, specifying such election, the effective date thereof and the Class of Commitments being reduced or terminated.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the applicable Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Any reduction of Commitments of a particular Class shall be applied ratably to the Commitments of the Lenders of such Class in accordance with their respective Applicable Percentages.

(c)                                  The Tranche A Borrower may at any time or from time to time prepay Tranche A Loans in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with paragraph (d) of this Section 2.8.  If no Tranche A Loans are then outstanding, the Tranche B Borrower may at any time or from time to time prepay Tranche B Loans in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with paragraph (d) of this Section 2.8.

(d)                                 The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy, electronic mail or delivery of written notice), telecopy, electronic mail or delivery of written notice of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of such prepayment or (ii) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, subject to the requirements of Section 2.15, a notice of prepayment delivered by the applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment that is applied to Loans of a particular Class shall be applied ratably to the Loans of the Lenders of such Class.  Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

Section 2.9                                    Mandatory Commitment Reductions and Prepayments

(a)                                 Unless previously terminated, (i) the Tranche A Commitments shall terminate automatically on the Tranche A Commitment Termination Date and (ii) the Tranche B Commitments shall terminate automatically on the Tranche B Commitment Termination Date.

(b)                                 In the event and on each occasion that Parent or any of its Subsidiaries receives any Net Cash Proceeds arising from any Asset Sale, Debt Issuance (to the extent not duplicative of Commitment reductions required by paragraph (d) of this Section 2.9) or Equity Issuance, then an amount equal to 100% of such Net Cash Proceeds (or, if less, the aggregate amount of Commitments and Loans then outstanding) shall be applied, in each case in accordance with paragraph (c) of this Section 2.9, (x) to automatically and permanently reduce the Commitments then outstanding, such reduction to take effect on the date of receipt by Parent or such Subsidiary of such Net Cash Proceeds, and/or (y) to prepay the Loans then outstanding, which prepayment shall be made by the applicable Borrower not later than three Business Days following the receipt by Parent or such Subsidiary of such Net Cash Proceeds.

(c)                                  Reductions of Commitments and prepayments of Loans pursuant to paragraph (b) of this Section 2.9 shall be applied as follows: (i) prior to the Tranche A Closing Date, first to any outstanding Tranche A Commitments and, if such allocation results in the outstanding Tranche A Commitments being reduced to zero, then second to any outstanding Tranche B Commitments; (ii) during the period commencing on the Tranche A Closing Date and ending on the date immediately prior to the Tranche B Closing Date, first, by the Tranche A Borrower to prepay the outstanding Tranche A Loans until the Tranche A Loans have been repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), then second, to reduce any outstanding Tranche B Commitments; and (iii) from and after the Tranche B Closing Date, first, by the Tranche A Borrower to prepay the outstanding Tranche A Loans until the Tranche A Loans have been repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), then second, by the Tranche B Borrower to prepay the outstanding Tranche B Loans until the Tranche B Loans have been repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made).

(d)                                 In the event and on each occasion that Parent or any of its Subsidiaries enters into any Qualifying Term Loan Facility, the Commitments then outstanding shall be automatically and permanently reduced in accordance with the last sentence of this clause (d) in an amount equal to 100% of the committed amount under such Qualifying Term Loan Facility (or, if less, by an amount equal to the aggregate amount of the Commitments then outstanding) with such reduction to be effective upon the effectiveness of the definitive documentation for such Qualifying Term Loan Facility and receipt by the Administrative Agent (prior to the entry into any Qualifying Term Loan Facility) of a notice from the Tranche B Borrower that such term loan facility constitutes a Qualifying Term Loan Facility.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any such Commitment reductions shall be applied first to any outstanding Tranche B Commitments and, if such allocation results in the outstanding Tranche B Commitments being reduced to zero, then second to any outstanding Tranche A Commitments.

(e)                                  The Commitments shall be automatically and permanently reduced by an amount equal to 100% of the outstanding principal amount of Darwin Debt (or, if less, by an amount equal to the aggregate amount of the Commitments then outstanding) to the extent that on or prior to the Tranche B Closing Date (i) a Consent with respect to such Darwin Debt is obtained or (ii) other than as a result of any repayment or termination in connection with a refinancing permitted by the terms of the Acquisition Agreement, such Darwin Debt or any portion thereof is permanently repaid and terminated by OCI or any of its Affiliates, with such reduction to be effective upon the effectiveness of such Consent or such repayment or termination, as the case may be.  The Lead Borrower shall notify the Administrative Agent of the effectiveness of such Consent prior to the effectiveness thereof or, in the case of a repayment or termination prior to the Tranche B Closing Date, upon obtaining knowledge of such repayment or termination, as the case may be. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any such Commitment reductions shall be applied first to any outstanding Tranche B Commitments and, if such allocation results in the outstanding Tranche B Commitments being reduced to zero, then second to any outstanding Tranche A Commitments.

(f)                                   All prepayments pursuant to this Section 2.9 shall be subject to the requirements set forth in Section 2.8(d).

Section 2.10                             Repayment of Loans; Evidence of Debt

(a)                                 (i) The Tranche A Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Tranche A Lender the then unpaid principal amount of each Tranche A Loan of such Tranche A Lender on the Tranche A Maturity Date and (ii) the Tranche B Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Tranche B Lender the then unpaid principal amount of each Tranche B Loan of such Tranche B Lender on the Tranche B Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Tranche A Lenders or the Tranche B Lenders, as the case may be, and each Tranche A Lender’s or Tranche B Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Tranche A Borrower to repay the Tranche A Loans or the Tranche B Borrower to repay Tranche B Loans, in each case, in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”).  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D-1 (in the case of Tranche A Loans) or Exhibit D-2 (in the case of Tranche B Loans) attached hereto.  Thereafter, the Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes substantially in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.11                             Fees

(a)                                 The Tranche A Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Tranche A Lender (other than a Defaulting Lender) a commitment fee (the “Tranche A Commitment Fees”) at a rate per annum equal to 0.15% on the daily amount of the Tranche A Commitments of such Tranche A Lender, accruing during the Commitment Fee Accrual Period.

(b)                                 The Tranche A Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Tranche B Lender (other than a Defaulting Lender) a commitment fee (the “Tranche B Commitment Fees”) at a rate per annum equal to 0.15% on the daily amount of the Tranche B Commitments of such Tranche B Lender, accruing during the Commitment Fee Accrual Period.

(c)                                  Accrued Commitment Fees shall be payable in arrears on the last day of each March, June, September and December on which any Commitments are outstanding and upon the last day of the applicable Commitment Fee Accrual Period.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                                 The Tranche A Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Tranche A Lender (other than a Defaulting Lender), duration fees in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Tranche A Loans of such Tranche A Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Tranche A Duration Fee
90 days after the Tranche A Closing Date	180 days after the Tranche A Closing Date	270 days after the Tranche A Closing Date
0.50%	0.75%	1.00%

(e)                                  The Tranche B Borrower shall pay, or cause to be paid, to the Administrative Agent for the account of each Tranche B Lender (other than a Defaulting Lender), duration fees in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Tranche B Loans of such Tranche B Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date.

Tranche B Duration Fee
90 days after the Tranche B Closing Date	180 days after the Tranche B Closing Date	270 days after the Tranche B Closing Date
0.50%	0.75%	1.00%

(f)                                   Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Holdings and the Administrative Agent.

(g)                                  Each Borrower agrees to pay to the Arrangers the applicable fees agreed to among Holdings and the Arrangers in the Fee Letter or as otherwise agreed in writing among Holdings and the Arrangers in the manner and at the times set forth therein.

(h)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees and Duration Fees, to the Lenders.  The amount of such fees required to be paid hereunder shall not be refundable under any circumstances.

Section 2.12                             Interest

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding paragraphs (a) and (b) of this Section 2.12, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.13                             Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Lead Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14                             Increased Costs and Illegality

(a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate);

(ii)                                  impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)                               subject any Recipient of any payments to be made by or on account of any obligation of either Borrower hereunder to any Taxes on its Loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes, which Other Taxes, solely for purposes of this Section 2.14(a)(iii), include any Taxes that would be Other Taxes but for the fact that they are imposed with respect to an assignment);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section 2.14, the applicable Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans similarly situated to the applicable Borrower in connection with substantially similar facilities as reasonably determined by such Lender, acting in good faith. In addition, the applicable Borrower will pay to each applicable Lender, as long as such Lender shall be (i) required by a central banking or financial regulatory authority with regulatory authority over such Lender to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits obtained in the London or the European interbank market (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocable to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) and (ii) required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurodollar Loans, such additional interest on the unpaid principal amount of each applicable Eurodollar Loan (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, and certified to the Lead Borrower), which shall be due and payable on each date on which interest is payable on such Loan, provided the applicable Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 15 days from receipt of such notice.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section 2.14, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such reductions suffered on loans similarly situated to the applicable Borrower in connection with substantially similar facilities as reasonably determined by such Lender, acting in good faith.

(c)                                  Notwithstanding any other provision of this Agreement, but subject to Section 2.18, if any Lender shall provide written notice to the Administrative Agent and the Lead

Borrower that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder (i) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans, (ii) each Eurodollar Loan of such Lender will automatically be converted to ABR Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law) and (iii) the obligation of such Lender to make or continue affected Eurodollar Loans or to convert Loans into Eurodollar Loans shall be suspended until the Administrative Agent or such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

(d)                                 A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, under this Section 2.14, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)                                  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that neither Borrower shall be required to compensate a Lender pursuant to this Section 2.14 for any increased costs, reductions or other amounts incurred more than 120 days prior to the date that such Lender notifies the Lead Borrower in writing of the Change in Law giving rise to such increased costs, reductions or amounts and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, reductions or amounts is retroactive (or has retroactive effect), then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15                             Break Funding Payments

In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of a failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.8(b) or (d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section 2.15.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16                             Taxes

(a)  For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)                                 Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent shall timely reimburse it for the payment of any Other Taxes.

(d)                                 Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, upon the reasonable request of any Domestic Subsidiary, any Tranche B Lender that would be entitled to an exemption from or reduction of withholding tax under the law of the United States with respect to any payments under this Agreement if such payments were to be made by such Domestic Subsidiary (even if such payments are in fact made by the Tranche B Borrower or another Subsidiary of a Borrower) shall deliver to such Domestic Subsidiary such properly completed and executed documentation (including, for the avoidance of doubt, the appropriate IRS Form W-8, W-9 or any successor forms) as would permit such payments to be made without withholding or at a reduced rate if such payments were to be made by such Domestic Subsidiary. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of any such documentation (other than such documentation set forth in Section 2.16(f)(ii)~~, (g)~~ and (h) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, any Foreign Lender, if it is legally entitled to do so, shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)                               executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B)                               executed originals of IRS Form W-8ECI;

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.16(f)(ii)(c)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.16(f)(ii)(c)(x) on behalf of such partner or partners.

In addition, any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g)                                  ~~Without limiting the generality of Section 2.16(f):~~[Reserved]

~~(i)~~

~~(A)                               Subject to Section 2.16(g)(i)(B) below, a UK Treaty Lender and each UK Borrower which makes a payment under a Loan Document to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for such Borrower to obtain authorization to make that payment without a UK Tax Deduction, including making and filing of an appropriate application for relief under an applicable Treaty.~~

~~(B)                               Notwithstanding anything to the contrary in this Agreement (other than, for the avoidance of doubt, Section 2.16(g)(i)(F)), in the event that the relevant UK Treaty Lender holds a passport under the United Kingdom HM Revenue & Customs Double Taxation Treaty Passport scheme (the “DTTP Scheme”) and that UK Treaty Lender wishes that scheme to apply to this Agreement, that UK Treaty Lender shall confirm its scheme reference number and its jurisdiction of tax residence in Schedule 2.16(g) to this Agreement or where the relevant UK Treaty Lender becomes a Lender after the Effective Date by including its scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, and having done so that Lender shall be under no obligation under Section 2.16(g)(i)(A) above to cooperate with a Borrower incorporated in the United Kingdom, or a Borrower incorporated in a jurisdiction other than the United Kingdom to the extent that such Lender has agreed as contemplated in Section 2.16(g)(i)(F) below, but for the avoidance of doubt that Lender shall have an obligation to cooperate: (i) with a Borrower incorporated in a jurisdiction other than the United Kingdom under Section 2.16(g)(i)(A) above to the extent that such Lender has not agreed as contemplated in Section 2.16(g)(i)(F); and (ii) further in accordance with paragraph (g)(i)(C) below.~~

~~(C)                               If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(i)(B) above and: (i) the Borrower making a payment to that Lender has not made the UK Borrower DTTP Filing in respect of that Lender; or (ii) the Borrower making a payment to that Lender has made the UK Borrower DTTP Filing in respect of that Lender but (A) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (B) HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a UK Tax Deduction.~~

~~(D)                               If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with this Section 2.16(g)(i)(B), no Borrower shall make the UK Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees. The Borrower shall, promptly on making the UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.~~

~~(E)                                Nothing in this Section 2.16(g)(i) shall require a UK Treaty Lender to register under the DTTP Scheme.~~

~~(F)                                 Notwithstanding any other provision of this Agreement, no Borrower incorporated in any jurisdiction other than the United Kingdom shall make a UK Borrower DTTP Filing or file any other form relating to the DTTP Scheme in respect of any Lender’s Commitment or participation in any Loan unless such Lender agrees otherwise in writing.~~

~~(ii)                                  Each Lender that becomes a Party to this Agreement after the Effective Date shall indicate in writing to the Administrative Agent and the Lead Borrower whether it is: (A) a UK Qualifying Lender (other than a UK Treaty Lender), (B) a UK Treaty Lender, or (C) not a UK Qualifying Lender, and if a Lender fails to indicate its status in accordance with this Section 2.16(g)(ii) it shall be treated as if it is not a UK Qualifying Lender until such time as it notifies the relevant Borrower. Any Lender that ceases to be a UK Qualifying Lender shall promptly notify the Administrative Agent and the Lead Borrower.~~

~~(iii)                               (A) Each UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into hereby gives a UK Tax Confirmation to each relevant Borrower by entering into this Agreement; and (B) a UK Non-Bank Lender shall promptly notify the Lead Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.~~

(h)                                 If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) to enable the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(h), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(i)                                     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of either Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

(j)                                    VAT.

(i)                                     All amounts expressed to be payable under a Loan Document by any Loan Party to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document and the Administrative Agent or such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to the Administrative Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such party must promptly provide an appropriate VAT invoice to that Loan Party).

(ii)                                  If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “Supplier”) to a Recipient under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)                               (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)                               (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                               Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender (as the case may be) for the full amount of such cost or expense, including such part thereof as represents VAT but only to the extent that such Loan Party is not entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in paragraphs (i) through (iii) and (v) below to any Loan Party shall, at any time when such Loan Party is treated as member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Loan Party shall be construed as a reference to that Loan Party or the relevant group or unity (or fiscal unity) of which that Loan Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)                                 In relation to any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document, if reasonably requested by the Administrative Agent or such Lender, that Loan Party must promptly provide the Administrative Agent or such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or such Lender’s VAT reporting requirements in relation to such supply.

(k)                              If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that (w) any Lender or the Administrative Agent may determine, in its sole discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section 2.16 shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 2.16 without any exclusions or defenses; (y) nothing in this Section 2.16 shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns or their calculations); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section 2.16 for so long as a Default or Event of Default exists.

(l)                                  EACH FOREIGN LENDER THAT IS A TRANCHE B LENDER AS OF THE EFFECTIVE DATE REPRESENTS AND WARRANTS THAT, AS OF THE EFFECTIVE DATE, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER, IF THEY WERE TO BE PAID BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT, WOULD BE EXEMPT FROM U.S. FEDERAL WITHHOLDING TAX. EACH FOREIGN LENDER WHICH BECOMES A TRANCHE B LENDER AFTER THE EFFECTIVE DATE HEREBY REPRESENTS AND WARRANTS THAT, ON THE DATE SUCH FOREIGN LENDER FIRST BECAME A LENDER HEREUNDER, ASSUMING COMPLIANCE WITH PROCEDURAL FORMALITIES, AMOUNTS PAYABLE TO SUCH FOREIGN LENDER, IF THEY WERE TO BE PAID BY A DOMESTIC SUBSIDIARY PURSUANT TO THIS AGREEMENT, WOULD BE EXEMPT FROM U. S. FEDERAL WITHHOLDING TAX OR WOULD BE SO EXEMPT BUT FOR ONE OR MORE CHANGES IN LAW WHICH HAVE OCCURRED AFTER THE EFFECTIVE DATE.

Section 2.17                          Payments Generally; Pro Rata Treatment; Sharing of Set-offs

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after the time set forth above on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative

Agent for the account of the applicable Lenders at Morgan Stanley Agency Servicing, 1 New York Plaza, New York, New York 10004, except that payments pursuant to Section 2.14, Section 2.15 Section 2.16 and Section 9.3, in each case shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the applicable Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the applicable Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender of any Class shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender of the applicable Class, then such Lender receiving such greater proportion shall purchase (for cash at face value) participations in the applicable Class of Loans of other Lenders of the applicable Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the applicable Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans in the applicable Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to either Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the

Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6 or paragraph (d) of this Section 2.17, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18                             Mitigation Obligations; Replacement of Lenders

(a)  If any Lender requests compensation under, or any Lender ceases to make, fund or maintain Eurodollar Loans, or to convert Loans into Eurodollar Loans, as a result of any condition described in, Section 2.14, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future, (ii) would permit such Lender to continue to make, fund and maintain Eurodollar Loans and to convert Loans into Eurodollar Loans, and (iii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.14 or submits a notification of illegality under Section 2.14, (ii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Lead Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply.

Section 2.19                             [Reserved]

Section 2.20                             [Reserved]

Section 2.21                             [Reserved]

Section 2.22                             Defaulting Lenders

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a) and (b); and

(b)                                 the Commitment of such Defaulting Lender and the outstanding principal amount of such Defaulting Lender’s Loans shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, if such Defaulting Lender is an affected Lender, except as otherwise provided in Section 9.2, require the consent of such Defaulting Lender in accordance with the terms hereof.

ARTICLE III

Representations and Warranties

Each of Parent and the Tranche A Borrower represents and warrants to the Lenders on and as of the Effective Date and on and as of the Tranche A Closing Date, and Parent represents and warrants to the Lenders on and as of the Tranche B Closing Date (it being understood that such representations and warranties on the Tranche B Closing Date are made after giving effect to the Acquisition Agreement Transactions), that:

Section 3.1                                    Organization; Powers.  Each Loan Party and each of Parent’s Wholly-Owned Subsidiaries that is not an Immaterial Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in (to the extent the concept is applicable in such jurisdiction), every jurisdiction where such qualification is required.

Section 3.2                                    Authorization; Enforceability.  The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action.  Each such Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3                                    Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Loan Parties of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Parent or either Borrower with the SEC pursuant to the Securities Exchange Act of 1934; provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon the Loan Parties or any of their respective property, except as would not reasonably be expected to have a Material Adverse Effect, (c) will not violate any charter, by-laws or other organizational document of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its respective property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4                                    Financial Condition; No Material Adverse Effect.  (a)  Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, reported on by KPMG LLP, independent public accountants and certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP.

(b)                                 Since December 31, 2014, no event, development or circumstance has occurred that has had or would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Parent and its Subsidiaries, taken as a whole, or on the ability of the Loan Parties to consummate the Transactions.

Section 3.5                                    Properties.  (a)  Each of Parent and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to the business of Parent and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Each of Parent and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to, used in and necessary to the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, and the use thereof by Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failure to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.6                                    Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or either Borrower, threatened in writing against or affecting Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b)                                 Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.7                                    Compliance with Laws and Agreements.  Each of Parent and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8                                    Investment Company Status.  Neither Parent nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9                                    Taxes.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of each Loan Party and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of each Loan Party and its Subsidiaries as a whole for the periods covered thereby and (iii)  each Loan Party and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which any Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or other applicable accounting rules. ~~The Tranche A Borrower is not and will not become resident in the United Kingdom for Tax purposes.~~

Section 3.10                             ERISA.  No ERISA Event has occurred, or is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.11                             Disclosure.  All written information (other than any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”) and other than information of a general economic or industry specific nature) furnished by or on behalf of Parent or either Borrower or the Acquired Business by a Responsible Officer of any such Person to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished from time to time), taken as a whole together with the information filed by Parent or any of its Subsidiaries with the SEC, does not, as of the date such information was furnished (or if such information expressly related to a specific date, as of such specific date), contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Projections, each of Parent and the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies, any of which are beyond Parent’s and such Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

Section 3.12                             Subsidiaries                                Schedule 3.12(a) and Schedule 3.12(b) set forth as of the Effective Date a list of all Subsidiaries and, other than the inactive Subsidiaries listed on Schedule 3.12(b), the percentage ownership (directly or indirectly) of Parent therein.

Section 3.13                             Use of Proceeds; Margin Regulations.~~.~~  (a)  The proceeds of the Tranche A Loans will be applied first to reduce any outstanding principal amounts under the Amended Credit Agreement, and may thereafter be used for general corporate purposes (including, without limitation, for acquisitions permitted hereunder, capital expenditures and fees, expenses and other transaction costs in connection therewith). The proceeds of the Tranche B Loans will be used (i) to pay the cash portion (if any) of the purchase price for the Purchased Equity Interests, (ii) to consummate the Darwin Debt Refinancing, (iii) to pay fees and expenses incurred in connection with the Transactions and (iv) with respect to up to $1,300,000,000 of the Tranche B Loans, for general corporate purposes (including, without limitation, for acquisitions permitted hereunder, capital expenditures and fees, expenses and other transaction costs in connection therewith (other than the Transactions)).

(b)                                 No part of any Borrowing (or the proceeds thereof) will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board.  Less than twenty-five percent (25%) of the assets of Parent and its Subsidiaries on a consolidated basis and on an unconsolidated basis which are subject to any arrangement (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U issued by the Board) consist of Margin Stock.

Section 3.14                             Guarantors.  On the Effective Date, no Subsidiary of Parent other than a Loan Party (x) Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Holdings or the Tranche A Borrower in an aggregate principal amount in excess of $500,000,000 or (y) is a borrower under or an issuer of or is a guarantor of (A) the Amended Credit Agreement, (B) any Contemplated Debt Securities or the ~~Contemplated~~Specified Private Placement or (C) the Existing CF Notes.

Section 3.15                             Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions

(a) Neither Parent nor any of its Subsidiaries nor any director or officer of any Loan Party, or to Parent’s or the Borrower’s knowledge, any director, officer or employee of Parent or any of its Subsidiaries, is a Sanctioned Person, or is acting on behalf of a Person that is a Sanctioned Person.

(b)                                 The operations of Parent and its Subsidiaries are conducted at all times in compliance in all material respects with all applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

(c)                                  Neither Borrower will use the proceeds of any Borrowing under this Agreement in violation of any Anti-Corruption Law, any Anti-Terrorism Law or applicable Sanctions.

Section 3.16                             Solvency.

On the Tranche A Closing Date, Parent and its Subsidiaries are, on a consolidated basis, Solvent, after giving effect to the Transactions to occur on the Tranche A Closing Date. On the Tranche B Closing Date, Parent and its Subsidiaries are, on a consolidated basis, Solvent, after giving effect to the Transactions to occur on the Tranche B Closing Date.

ARTICLE IV

Conditions

Section 4.1                                    Effective Date.  This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.2):

(a)                                 The Administrative Agent (or its counsel) shall have received (x) from each party hereto a counterpart of this Agreement and (y) from Holdings and the Tranche A Borrower a counterpart of a Guaranty Agreement, in each case signed on behalf of such party (which may include facsimile or other electronic transmission of a signed signature page of any such agreement).

(b)                                 The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of each of the Tranche A Borrower and Holdings approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by such entity on the Effective Date and (ii) all other documents reasonably requested by the Administrative Agent at least five days prior to the Effective Date relating to the organization, existence and good standing of Holdings and the Tranche A Borrower and authorization of the transactions contemplated hereby.

(c)                          The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of Holdings and the Tranche A Borrower certifying (x) the names and true signatures of the officers of each of Holdings and the Tranche A Borrower authorized to sign the Loan Documents to which Holdings or the Tranche A Borrower, as applicable, is a party, to be delivered by such entity on the Effective Date, and (y) the other documents required to be delivered pursuant to Section 4.1(b) on the Effective Date.

(d)                         The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Tranche A Borrower, in form and substance reasonably satisfactory to the Administrative Agent.  The Tranche A Borrower hereby requests such counsel to deliver such opinion.

(e)                          The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed on behalf of the Tranche A Borrower by a Responsible Officer or a Financial Officer of the Tranche A Borrower, confirming (i) that all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date, except that (A) to the extent that any such representation or warranty is stated to relate solely to an earlier date, such certificate shall confirm that such representation or warranty is true and correct in all material respects as of such earlier date and (B) with respect to any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, such certificate shall confirm that such representation or warranty is true and correct in all respects; and (ii) that at the time of and after giving effect to the Transactions to occur on the Effective Date, no Default or Event of Default exists and is continuing.

(f)                           The Administrative Agent shall have received a certificate, dated as of the Effective Date and signed on behalf of the Tranche A Borrower by a Responsible Officer of the Tranche A Borrower, either (i) confirming that none of the events specified in Section 2.9(b), (d) or (e) has occurred prior to the Effective Date or (ii) setting forth the details of any such event that has occurred prior to the Effective Date.

(g)                          The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent)

for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the Effective Date (or such later date as the Lead Borrower shall permit in its reasonable discretion).

(h)                         The Administrative Agent shall have received, solely in respect of the Tranche A Borrower and Holdings, if requested at least 10 Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least 3 Business Days prior to the Effective Date.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 4.2                                    Tranche A Closing Date.  The obligation of the Tranche A Lenders to make Tranche A Loans on the Tranche A Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.2) of all of the following conditions:

(a)                                 The Effective Date shall have occurred.

(b)                                 The Arrangers shall have received (i) audited consolidated financial statements of Holdings for the three most recent fiscal years ended at least 60 days prior to the Tranche A Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 40 days prior to the Tranche A Closing Date as to which such financial statements are available.

(c)                                  The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the Tranche A Closing Date (or such later date as the Lead Borrower shall permit in its reasonable discretion), on or before the Tranche A Closing Date.

(d)                                 At the time of and after giving effect to the Borrowings on the Tranche A Closing Date, no Event of Default shall exist and be continuing.

(e)                                  All representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Tranche A Closing Date, except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.

(f)                                   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Tranche A Lenders and dated the Tranche A Closing Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Tranche A Borrower in form and substance reasonably satisfactory to the Administrative Agent.  The Tranche A Borrower hereby requests such counsel to deliver such opinion.

(g)                                  The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3.

(h)                                 The Administrative Agent shall have received a Solvency Certificate, dated as of the Tranche A Closing Date.

(i)                                     The Administrative Agent shall have received an officer’s certificate, dated as of the Tranche A Closing Date and signed on behalf of the Tranche A Borrower by a Responsible Officer of the Tranche A Borrower, certifying that (x) there has been no change to the matters previously certified pursuant to Sections 4.1(b) and (c) (or otherwise providing updates to such documents reflecting any changes from the Effective Date to the Tranche A Closing Date) and (y) confirming compliance with each of the conditions precedent contained in Sections 4.2(d) and (e) as of the Tranche A Closing Date.

(j)                                    The Administrative Agent shall have received a Note executed by the Tranche A Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Tranche A Lender requesting a Note in respect of its Tranche A Loans reasonably in advance of the Tranche A Closing Date.

(k)                                 To the extent that the ~~Contemplated~~Specified Private Placement has not been consummated on or prior to the date that is 15 Business Days before the Tranche A Closing Date (provided that such 15 business-day period (i) shall not include November 26, 2015, November 27, 2015, November 24, 2016 or November 25, 2016 and (ii) shall (x) end prior to December 21, 2015 or commence on or after January 4, 2016, (y) end prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end prior to December 19, 2016 or commence on or after January 3, 2017), then the Lead Borrower shall ensure that the financial institutions engaged in the ~~Contemplated~~Specified Private Placement (the “Placement Agents”) shall have received by the date that is 15 Business Days prior to the Tranche A Closing Date a complete printed customary preliminary private placement memorandum for use in a customary road show relating to the proposed 4(a)(2) private placement (the “Private Placement”) that contains all financial statements that would be customary to include in connection with a private placement (other than a Rule 144A offering) to institutional investors and such disclosure as is necessary for outside counsel of the Tranche A Borrower to render customary opinions in connection with the Private Placement and, if reasonably requested by the Placement Agents, cause the senior management and representatives of the Tranche A Borrower to participate in due diligence sessions and a customary road show for the Private Placement at times and locations to be mutually agreed upon. In addition to the above, the Lead Borrower shall ensure that the proposed investors shall have had (i) access to such due diligence materials as are customary in connection with a 4(a)(2) private placement and (ii) such one-on-one investor meetings with management as are customary in connection with a 4(a)(2) private placement, and such Private Placement shall otherwise be conducted in such a manner as to ensure that not registration is required under the Securities Act. If the Lead Borrower shall in good faith reasonably believe that it has delivered the preliminary private placement memorandum required by the preceding sentence, it shall deliver to the Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the preliminary private placement memorandum shall be deemed to have been delivered on the date of the applicable notice, unless the Arrangers in good faith reasonably believe that the Lead Borrower has not completed delivery of the preliminary private placement memorandum, and, within 2 Business Days after the Arrangers’ receipt of such notice from the Lead Borrower, the Arrangers deliver a written notice to the Lead Borrower to that effect (stating with specificity that the preliminary private placement memorandum has not been delivered and detailing any deficiencies).  Notwithstanding the foregoing, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to 2013.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Tranche A Closing Date specifying its objection thereto.

Section 4.3                                    Tranche B Closing Date.  The obligation of the Tranche B Lenders to make Tranche B Loans on the Tranche B Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.2) of all of the following conditions:

(a)                                 The Effective Date shall have occurred.

(b)                                 (i) Except (x) (A) as disclosed in the publicly available Oxford Reports (as defined in the Acquisition Agreement (as in effect as of August 6, 2015)) filed with the Dutch Trade Register or the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) prior to the date of the Acquisition Agreement (but excluding any risk factor disclosures contained under the heading “Risk Management and Compliance” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer), or (B) as disclosed in the publicly available MLP Reports (as defined in the Acquisition Agreement (as in effect as of August 6, 2015)) filed with the SEC prior to the date of the Acquisition Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer) or (y) as set forth in the disclosure letter delivered to Cambridge (as defined in the Acquisition Agreement (as in effect as of August 6, 2015)) by Oxford (as defined in the Acquisition Agreement (as in effect as of August 6, 2015)) at or prior to the execution of the Acquisition

Agreement (the “Oxford Disclosure Letter,” as amended, restated or otherwise modified on or prior to the Amendment Effective Date) and making reference to the particular section or subsection of the Acquisition Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Oxford Disclosure Letter shall also be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), from December 31, 2014 until August 6, 2015, there shall have been no change, development, event, occurrence, effect or state of facts that has had an Oxford Material Adverse Effect and (ii)  there shall not have occurred after the date of the Acquisition Agreement an Oxford Material Adverse Effect.

(c)                                  (i) The Purchased Equity Interests shall have been, or substantially concurrently with the initial funding of the Tranche B Loans on the Tranche B Closing Date shall be, purchased in accordance with the terms of the Acquisition Agreement (as may be amended, restated, supplemented or otherwise modified pursuant to clause (ii) below) and (ii) no provision of the Acquisition Agreement, in the form of the final Acquisition Agreement dated as of August 6, 2015 and provided to the Arrangers on such date, shall have been waived, amended, supplemented or otherwise modified, and no consent by Parent or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (w) any modification to the definition of “Oxford Material Adverse Effect”, (x) any modification to, waiver of or consent under Section 10.2(a)(i) of the Acquisition Agreement solely with respect to the representation and warranty of “Oxford” in Section 4.28 of the Acquisition Agreement (as in effect on August 6, 2015) or Section 10.2(f) of the Acquisition Agreement (as in effect on August 6, 2015), (y) any decrease in the purchase consideration for the Purchased Equity Interests greater than 10% of the aggregate purchase price and (z) any increase in the cash portion of the purchase consideration for the Purchased Equity Interests greater than 10% of the cash portion of the aggregate purchase price shall in each case be deemed materially adverse to the Lenders.

(d)                                 The Darwin Debt Refinancing shall have been consummated and, after giving effect to the purchase of the Purchased Equity Interests, no Darwin Debt shall remain outstanding other than to the extent a Consent has been obtained or is not required in respect of any such Darwin Debt.

(e)                                  The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its subsidiaries for the three most recent fiscal years ended on or prior to the date that is 60 days prior to the Tranche B Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Tranche B Closing Date, in each case prepared in conformity with GAAP and Regulation S-X; (ii) if, and to the extent it would be required by Rule 3-05 and Article 11 of Regulation S-X or customary for a registered offering, (x) audited consolidated annual financial statements of the Acquired Business for the three (or two if the proviso to this clause (x) is applicable) most recent fiscal years ended on or prior to the date that is 90 days prior to the Tranche B Closing Date, prepared in accordance with GAAP or IFRS; provided that, notwithstanding anything herein to the contrary, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to

2013 and (y) unaudited interim consolidated financial statements of the Acquired Business for the most recent interim period ended on or prior to the date that is 45 days prior to the Tranche B Closing Date (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with GAAP or IFRS; and (iii) customary pro forma financial statements, in each case as would be required or customary to be included in a Registration Statement on Form S-1 and which meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder and required for and by a Registration Statement under the Securities Act on Form S-1; provided, however, to the extent such information is filed by Holdings or the Acquired Business with the SEC and publicly available, the conditions set forth in this paragraph (e) shall be deemed satisfied with respect to such information.

(f)                                   The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the Tranche B Closing Date, on or before the Tranche B Closing Date.

(g)                                  The Administrative Agent (or its counsel) shall have received from each party thereto a counterpart (which may in each case include facsimile or other electronic transmission of a signed signature page of any such agreements) of a Credit Agreement Joinder joining the Tranche B Borrower as the Tranche B Borrower.

(h)                                 The Administrative Agent shall have received copies, in each case certified as of the Tranche B Closing Date by a director or duly authorized Secretary or Assistant Secretary (or equivalent) of the Tranche B Borrower, of (i) resolutions of the management board of ~~directors of~~ the Tranche B Borrower approving the transactions contemplated by the Loan Documents to which it is a party and resolving that it execute, deliver and perform such Loan Documents to be delivered by the Tranche B Borrower on the Tranche B Closing Date, (ii) the deed of incorporation and articles of association of the Tranche B Borrower, and (iii) ~~the memorandum of association, certificate of incorporation, any certificates of incorporation on change of name and any certificate of incorporation on re-registration as a public company~~a copy of an original extract in respect of the Tranche B Borrower from the Dutch Trade Register.

(i)                                     The Administrative Agent shall have received a certificate of a managing director or a duly authorized Secretary or Assistant Secretary (or equivalent) of the Tranche B Borrower certifying (x) the names and true signatures of the officers and directors of the Tranche B Borrower authorized to sign the Loan Documents to which the Tranche B Borrower is a party and the certificate referred to in Section 4.3(m)(y), to be delivered by such entity on the Tranche B Closing Date and (y) the other documents required to be delivered pursuant to Section 4.3(h) on the Tranche B Closing Date.

(j)                                    The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders holding Commitments on the Tranche B Closing Date and dated the Tranche B Closing Date) of ~~Skadden, Arps, Slate, Meagher & Flom (UK) LLP~~De Brauw Blackstone Westbroek N.V. and of Skadden, Arps, Slate, Meagher & Flom

LLP, external counsels for the Tranche A Borrower (and opining with respect to the Tranche B Borrower), in form and substance reasonably satisfactory to the Administrative Agent (including with respect to the Credit Agreement Joinder referred to in paragraph (g) above and any Notes executed by the Tranche B Borrower on the Tranche B Closing Date).  The Borrowers hereby request such counsels to deliver such opinions.

(k)                                 The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3.

(l)                                     The Administrative Agent shall have received a Solvency Certificate, dated as of the Tranche B Closing Date.

(m)                             The Administrative Agent shall have received an officer’s certificate, dated as of the Tranche B Closing Date and signed on behalf of the Tranche B Borrower by a Responsible Officer of the Tranche B Borrower, (x) certifying that each of the conditions precedent contained in Sections 4.3(b), (c), (d), (o) and (p) has been satisfied as of the Tranche B Closing Date and (y) confirming that borrowing or guaranteeing, as appropriate, the total Commitments would not cause any borrowing, guarantee or similar limit binding on the Tranche B Borrower to be exceeded.

(n)                                 The Administrative Agent shall have received to the extent requested by any of the Tranche B Lenders at least 10 Business Days prior to the Tranche B Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, at least 3 Business Days prior to the Tranche B Closing Date.

(o)                                 At the time of and after giving effect to the Borrowings on the Tranche B Closing Date, no Event of Default under clause (a), (b) (in the case of failure to pay fees, solely to the extent that such fees are payable under the Fee Letter), (d) (solely as it relates to breaches of covenants set forth in Article VI), (g) (solely as it relates to cross-acceleration to Material Indebtedness), (h) (solely as it relates to Parent, Holdings or either Borrower), (i) (solely as it relates to Parent, Holdings or either Borrower) or (m) of Article VII shall exist and be continuing.  Except as has not had an Oxford Material Adverse Effect, no event of default exists under any Darwin Debt that remains outstanding as of the Tranche B Closing Date (after giving effect to the Darwin Transactions and the funding of the Borrowings on the Tranche B Closing Date).

(p)                                 The Specified Representations made by the Tranche B Borrower shall be true and correct in all material respects after giving effect to the making of the Tranche B Loans on the Tranche B Closing Date and the Acquisition Agreement Representations shall be true and correct in all material respects after giving effect to the making of the Tranche B Loans on the Tranche B Closing Date (it being understood that the Tranche B Commitments and the making of the Tranche B Loans on the Tranche B Closing Date shall not be conditioned upon the accuracy or correctness of any representation or warranty other than as set forth in this paragraph (p)).

(q)                                 To the extent that the Contemplated Debt Securities have not been issued on or prior to the date that is 15 Business Days prior to the Tranche B Closing Date, then the Lead Borrower shall ensure that the financial institutions engaged in the offering of the Contemplated Debt Securities (the “Financial Institutions”) shall have received by the date that is 15 Business Days prior to the Tranche B Closing Date (provided that such 15 business-day period (i) shall not include November 26, 2015, November 27, 2015, November 24, 2016 or November 25, 2016 and (ii) shall (x) end prior to December 21, 2015 or commence on or after January 4, 2016, (y) end prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end prior to December 19, 2016 or commence on or after January 3, 2017) any one of a complete printed preliminary prospectus supplement or preliminary offering memorandum (such document, the “Required Tranche B Offering Document”) for use in a customary road show relating to the Contemplated Debt Securities that contains (or incorporates by reference) all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Tranche B Borrower or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 100) and all pro forma financial statements prepared in accordance with Regulation S-X and all other data, in each case that the SEC would require or that would be customary to include in a registration statement on form S-1 for a registered offering of the Contemplated Debt Securities and that would be necessary for the Financial Institutions to receive customary “comfort” letters (including “negative assurance” comfort letters) from the independent auditors of the Tranche B Borrower and the Acquired Business and such disclosure as is necessary for outside counsel of the Tranche B Borrower to render customary opinions and negative assurance letters, in each case in connection with the offering of the Contemplated Debt Securities (provided that any such preliminary offering memorandum need not include (i) financial statements and data required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, (ii) segment financial data, (iii) information regarding compensation discussion and analysis as required by Item 402 of Regulation S-K, and (iv) any other information or financial data customarily excluded from a Rule 144A offering memorandum) and if reasonably requested by the underwriters of the Contemplated Debt Securities, cause the senior management and representatives of the Tranche B Borrower to participate in due diligence sessions and a customary road show for any registered offering or private placement of the Contemplated Debt Securities at times and locations to be mutually agreed upon. If the Lead Borrower shall in good faith reasonably believe that it has delivered the Required Tranche B Offering Document required by the preceding sentence, it shall deliver to the Financial Institutions written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Tranche B Offering Document shall be deemed to have been delivered on the date of the applicable notice, unless the Financial Institutions in good faith reasonably believe that the Lead Borrower has not completed delivery of the Required Tranche B Offering Document, and, within 2 Business Days after the Financial Institutions’ receipt of such notice from the Lead Borrower, the Financial Institutions deliver a written notice to the Lead Borrower to that effect (stating with specificity that the Required Tranche B Offering Document has not been delivered and detailing any deficiencies).  Notwithstanding the foregoing, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to 2013.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Tranche B Closing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), each of Parent and the Tranche A Borrower covenants and agrees with the Lenders that:

Section 5.1                                    Financial Statements and Other Information.  Parent will furnish to the Administrative Agent (for distribution to each Lender):

(a)                                 within 90 days after the end of each fiscal year of Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the applicable Maturity Date, or related to the maturity of the commitments and loans at the applicable maturity date under the Amended Credit Agreement) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent to the Lenders);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to the extent applicable), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Parent to the Lenders), subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Parent in substantially the form of

Exhibit G attached hereto (the “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Interest Coverage Ratio and the Total Leverage Ratio for the Measurement Period ending on the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered and (iii) if and to the extent that any material change in GAAP (or any election by Parent to apply IFRS in lieu of GAAP pursuant to Section 1.4) that has occurred since the date of the most recent audited financial statements provided in accordance with this Agreement had an impact on such financial statements, specifying the effect of such change or election on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent or any of its Subsidiaries with the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided, that such information shall be deemed to have been delivered on the date on which such information has been posted on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page); and

(e)                                  promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may, upon notice to the Administrative Agent (which notice may be included in the relevant Compliance Certificate), be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent posts such information, or provides a link thereto on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page).

Section 5.2                                    Notices of Material Events.  The Lead Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default of which any Responsible Officer of Parent or either Borrower obtains knowledge;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(d)                                 the occurrence of any event of circumstance resulting in Environmental Liability that would reasonably be expected to result in a Material Adverse Effect; and

(e)                                  any loss, damage, or destruction to the collateral of Parent and its Subsidiaries, whether or not covered by insurance, that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3                                    Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not restricted under this Agreement and (ii) none of the Loan Parties or any of its Material Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises if the Lead Borrower should reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 5.4                                    Payment of Taxes.  Each Loan Party will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax liabilities which, if unpaid, would become a Lien upon any properties of any Loan Party or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) any Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or other applicable accounting rules.

Section 5.5                                    Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with insurance companies that the Lead Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary in the applicable jurisdiction for companies engaged in the same or similar businesses operating in the same or similar locations).

Section 5.6                                    Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made sufficient to prepare financing statements in accordance with GAAP (or other applicable accounting rules, including IFRS, or as otherwise disclosed to the Administrative Agent). Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a prior written request made through the Administrative Agent), upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, and to discuss its affairs, finances and financial condition with its officers and independent accountants, in each case so long as the Administrative Agent, such Lender or such representative agrees to treat such information and documents in accordance with Section 9.12 (provided, that the officers of each Loan Party or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times during normal business hours for such Loan Party or such Subsidiary and as often as reasonably requested (but no more than once annually if no Event of Default exists).  Notwithstanding anything to the contrary in this Section 5.6, none of the Loan Parties or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.7                                    Compliance with Laws and Agreements.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Parent and each Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Parent, its Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.8                                    Use of Proceeds.  The proceeds of the Loans will be used as set forth in Section 3.13.  Neither Borrower will request any Borrowing, and neither Borrower shall use, and each Borrower shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing (A) for any payments to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of any Sanctions, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.9                                    Guarantors.  Parent and each Borrower shall cause each of its Wholly-Owned Subsidiaries (other than the Exempt Subsidiaries) that either (x) Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Parent, Holdings or the

Tranche A Borrower in an aggregate principal amount in excess of $500,000,000 or (y) is a borrower under or an issuer of or is a guarantor of (A) the Amended Credit Agreement, (B) any Contemplated Debt Securities or the ~~Contemplated~~Specified Private Placement or (C) the Existing CF Notes to become a Guarantor hereunder by (i) executing and delivering to the Administrative Agent a Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation in form and substance reasonably satisfactory to the Administrative Agent within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its reasonable discretion) after the requirements in clause (x) or (y) above shall first have been satisfied with respect to such Subsidiary (it being understood that such Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation shall be accompanied by documentation with respect thereto substantially consistent with the documentation delivered pursuant to Section 4.1(b), (c) and (d) or Section 4.3(h), (i) and (j) and Section 5.11, as applicable); provided that, notwithstanding anything in any Loan Document to the contrary, such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation shall, subject to the Agreed Guarantee Principles, be reasonably satisfactory to the Administrative Agent and shall be limited to the extent necessary to comply with the Agreed Guarantee Principles (including by limiting the maximum amount guaranteed), which limitations in such agreement or documentation shall in each case be subject to the reasonable satisfaction of the Administrative Agent. Upon execution and delivery of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, each such Person shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion or opinions of counsel (which may be from in-house counsel, provided that such opinion is in respect of New York law) for the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation delivered pursuant to this Section 5.9, dated as of the date of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, as applicable.

Section 5.10                             Tranche B Closing Date Post-Closing Covenant.

(a)                                 Guarantees. Subject to the last paragraph of Section 9.17, following the funding of the Tranche B Loans on the Tranche B Closing Date and prior to 11:59 p.m. New York City time on the Tranche B Closing Date, the Administrative Agent (or its counsel) shall have received from each party thereto a counterpart (which may in each case include facsimile or other electronic transmission of a signed signature page of any such agreements) of ~~(i) in the case of the Tranche B Borrower, a Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation joining the Tranche B Borrower as a Guarantor and (ii)~~, if necessary, a Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation signed by each other Person that is required to deliver such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation pursuant to Section 5.9 on the Tranche B Closing Date, without giving effect to the grace period therein.

(b)                                 Guarantor Opinions. If a Guaranty is required pursuant to Section 5.10(a), following the funding of the Tranche B Loans on the Tranche B Closing Date and prior to 11:59 p.m. New York City time on the Tranche B Closing Date, the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders holding Commitments on the Tranche B Closing Date and dated the Tranche B Closing Date) of ~~(i) Skadden, Arps, Slate, Meagher & Flom (UK) LLP and of Skadden, Arps, Slate, Meagher & Flom LLP, external counsels for the Tranche A Borrower (and opining with respect to the Tranche B Borrower), in form and substance reasonably satisfactory to the Administrative Agent with respect to any Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation delivered to the Administrative Agent pursuant to Section 5.10(a)(i) by a company organized under the laws of England and Wales on the Tranche B Closing Date and (ii)~~ Skadden, Arps, Slate, Meagher & Flom LLP, external counsel for the Tranche A Borrower, in its capacity as a Guarantor, in form and substance reasonably satisfactory to the Administrative Agent (including with respect to any Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation delivered to the Administrative Agent pursuant to Section 5.10(a)(ii) by a company organized under the laws of Delaware, New York or Illinois on the Tranche B Closing Date).

(c)                                  Merger. Prior to 11:59 p.m. New York City time on the Tranche B Closing Date, the Merger shall have been consummated and the Administrative Agent shall have received certified copies of a certificate of merger from the Secretary of State of the State of Delaware (or other evidence of the consummation of the Merger reasonably satisfactory to the Administrative Agent).

Section 5.11                             Process Agent Appointment

Following the funding of the Tranche B Loans on the Tranche B Closing Date and prior to the midnight New York City time on the Tranche B Closing Date, the Administrative Agent shall have received a process agent appointment letter duly executed by a director or Responsible Officer of each of the Tranche B Borrower and each Subsidiary organized under the laws of ~~England and Wales~~the Netherlands that is required to become a Guarantor on the Tranche B Closing Date pursuant to Section 5.9, irrevocably appointing Holdings, the Tranche A Borrower or such other Domestic Subsidiary of Parent identified to the Administrative Agent in writing from time to time as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and countersigned by Holdings, the Tranche A Borrower or such other Domestic Subsidiary, as applicable, accepting such appointment.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), each of Parent and the Tranche A Borrower covenants and agrees with the Lenders that:

Section 6.1                                    Indebtedness.  Parent will not permit any Non-Guarantor Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except (a) Permitted Indebtedness, (b) Guarantees of Indebtedness of any Subsidiaries of Parent other than Holdings and the Tranche A Borrower and (c) other Indebtedness incurred by the Non-Guarantor Subsidiaries (x) other than Indebtedness of the types referred to in clauses (a), (b) and (c) of the definition of Indebtedness or (y) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that no violation of this clause (y) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such Indebtedness was permitted within the limitations established by this clause (y).

Section 6.2                                    Liens.  Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of any Loan Party or any of its Subsidiaries existing on the Effective Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary (other than proceeds of the sale or other disposition thereof and other than improvements, developments, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien and any replacements thereof shall secure only those obligations which it secures on the Effective Date and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof (including, without limitation, Liens existing on property or assets of the Acquired Business or ~~UK~~Dutch Holdco prior to the Tranche B Closing Date) by Parent or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto) or existing on any property or asset of any Person that becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto); provided that (i) such Lien shall not apply to any other property or assets of Parent or any Subsidiary (other than improvements, installations, developments, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien and any replacements thereof shall secure only those commitments and obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with or into or consolidated with Parent or any Subsidiary, as the case may be, and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements thereof that do not increase the commitments and obligations thereunder (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(d)                                 Liens on property, plant and equipment acquired, constructed, leased, installed, repaired, developed or improved by Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.1, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction, lease, installation, repair, development or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, leasing, installing, repairing, developing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of Parent or any Subsidiary (other than improvements, installations, repairs, developments, renewals, replacements, additions and accessions of or to such property);

(e)                                  any interest or title of a lessor, sublessor, lessee, sublessee, licensee, sublicensee, licensor or sublicensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(f)                                   Liens in connection with the operation of cash management programs and Liens arising solely by virtue of the General Banking Conditions of banks and other financial institutions operating in the Netherlands and any statutory or common law provision relating to banker’s Liens, rights of set-off, revocation, refund, chargeback, overdraft or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(g)                                  Liens of sellers of goods to Parent or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(h)                                 Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(i)                                     Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(j)                                    Liens securing purchase money Indebtedness of Parent or any of its Subsidiaries not prohibited by Section 6.1; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(k)                                 [reserved;]

(l)                                     Liens in favor of any Loan Party securing obligations of any Loan Party or any Subsidiary and Liens in favor of any Non-Guarantor Subsidiary securing obligations of any Non-Guarantor Subsidiary;

(m)                             Liens securing Swap Agreements and obligations thereunder, limited to cash deposits and/or investments not to exceed $300,000,000 in the aggregate and any deposit accounts and/or securities accounts containing only such cash deposits and/or investments;

(n)                                 Liens on real or personal property subject to the Pooling Agreement;

(o)                                 Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Tranche A Borrower;

(p)                                 Liens on Equity Interests in a joint venture owned by Parent or any of its Subsidiaries securing joint venture obligations of such joint venture;

(q)                                 Liens created by Capital Lease Obligations; provided that (x) the Liens created by any such Capital Lease Obligations attach only to the property leased to a Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, repairs, renewals, replacements, additions and accessions to the property leased pursuant thereto and (y) such Liens do not secure Capital Lease Obligations in excess of $250,000,000;

(r)                                    Liens on (i) Margin Stock that is held by Parent as treasury stock, or (ii) Equity Interests in Terra Nitrogen, TNCLP, or OCI Partners LP that constitute Margin Stock;

(s)                                   Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 6.3);

(t)                                    Liens on cash or deposits granted in favor of the swingline lender or any letter of credit issuing bank under the Amended Credit Agreement to cash collateralize any defaulting lender’s participation in letters of credit or swingline loans under the Amended Credit Agreement;

(u)                                 Liens securing financing of insurance premiums incurred in the ordinary course of business;

(v)                                 Liens created in connection with any Equity Interest repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to an Equity Interest repurchase program;

(w)                               Liens associated with the discounting or sale of letters of credit and accounts receivable incurred in the ordinary course of business;

(x)                                 Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other investment;

(y)                                 Liens on deposit accounts, securities accounts, cash and Cash Equivalents pursuant to an escrow arrangement or other funding arrangement pursuant to which such funds will be segregated to pay the purchase price on any acquisition;

(z)                                  Liens on Escrowed Proceeds prior to and on the Tranche B Closing Date; and

(aa) Liens not otherwise permitted under this Section 6.2 securing Indebtedness, claims and other liabilities or obligations then outstanding, not in excess of, in the aggregate at any time, an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that no violation of this clause (aa) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness, claim, liability or other obligation was secured the respective Liens were permitted to be granted within the limitations established by this clause (aa).

Section 6.3                                    Fundamental Changes. (i) Neither Parent nor either Borrower will merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, (ii) Parent will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Subsidiaries and Excluded Subsidiaries, taken as a whole, to any other Person and (iii) the Tranche B Borrower will not take any step that would result in (x) a change of its jurisdiction of incorporation from ~~England and Wales~~the Netherlands or (y) a change of its “centre of main interest” for the purposes of, and as defined in Article 3(1) of, the Regulation from ~~England and Wales~~the Netherlands, except:

(a)                                 any Person may merge into or consolidate with Parent or a Borrower in a transaction in which Parent or such Borrower, as the case may be, is the surviving Person;

(b)                                 (i) either Borrower may merge or consolidate with any Person in a transaction in which such Borrower is not the surviving Person or (ii) any of Parent, either of the Borrowers and any Subsidiary of Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and its Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to any Person (other than its Subsidiaries and Excluded Subsidiaries); provided that:

(A) the surviving Person or the acquiring Person, as applicable, (x) agrees to assume, and has expressly assumed, all of the Loans and all of such Borrower’s other representations, covenants, conditions and other obligations pursuant to this Agreement and the other Loan Documents in an agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by the surviving Person or the acquiring Person, as applicable, and (y) (i) in the case of a transaction with the Tranche A Borrower, shall be a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia and (ii) in the case of a transaction with the Tranche B Borrower, shall be a Person organized and existing under the laws of ~~England and Wales~~the Netherlands, and in the case of clauses (i) and (ii), such Borrower shall have procured for the Administrative Agent and each Lender an opinion in form and substance reasonably satisfactory to the Administrative Agent and from counsel reasonably satisfactory to the Administrative Agent in respect of such Person and such agreement and covering the matters covered in the opinions delivered pursuant to Section 4.3 (in the case of a Person incorporated or organized in ~~England and Wales~~the Netherlands) or Section 4.1 (in the case of any other Person, to the extent relevant or appropriate in such jurisdiction) and such other matters as the Administrative Agent may reasonably request;

(B) immediately after giving effect to such transaction or series of transactions, the Successor Moody’s Ratings and Successor S&P Ratings applicable to such successor entity shall be no lower than any Moody’s Ratings and S&P Ratings as in effect immediately prior to giving effect to such transaction or series of transactions;

(C) immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(D) each Person (other than the applicable Borrower) that is a Guarantor immediately prior to giving effect to such transaction shall have duly authorized, executed and delivered to the Administrative Agent a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such Person’s Guaranty.

(c)                                  any of Parent and either Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Parent’s Subsidiaries and Excluded Subsidiaries; provided that immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)                                 any Subsidiary of Parent may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Parent and Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Parent’s Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Parent, either Borrower, any Subsidiary of Parent and any Excluded Subsidiary;

provided that, in the case of each of paragraphs (a), (b), (c) and (d) above, the Tranche B Borrower shall, after giving effect to such transaction or transactions, have (x) its jurisdiction of incorporation in ~~England and Wales~~the Netherlands and (y) its “centre of main interest” for purposes of, and as defined in Article 3(1) of, the Regulation in ~~England and Wales~~the

Netherlands and shall have no “establishment”, as that term is used in Article 2(h) of the Regulation, in any other jurisdiction.

The foregoing Section 6.3 shall not prohibit (A) dispositions of (i) Margin Stock that is held as treasury stock by Parent, or (ii) Equity Interests in Terra Nitrogen, TNCLP, or OCI Partners LP that constitute Margin Stock, or (B) the Acquisition Agreement Transactions.

Section 6.4                                    Financial Covenants.

(a)                                 Minimum Interest Coverage Ratio.  Parent will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.75:1.00.

(b)                                 Maximum Total Leverage Ratio.  Parent will not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75:1.00.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 the applicable Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the applicable Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents or the Fee Letter when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of Parent or any of its Subsidiaries in (i) this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate, report, financial statement or other document furnished by or on behalf of Parent or any of its Subsidiaries pursuant to this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or (ii) the Commitment Letter Representation, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by Parent or such Subsidiary, as the case may be, within ten Business Days after the date on which the Lead Borrower shall receive written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(d)                                 Parent or the Tranche A Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (solely with respect to such Borrower’s existence), Section 5.8 or Section 5.10 or in Article VI;

(e)                                  Parent, the Tranche A Borrower or, following the Tranche B Closing Date, the Tranche B Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in any of the Loan Documents to which it is a party (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lead Borrower (which notice will be given at the request of any Lender);

(f)                                   Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the expiration of any applicable grace period, if any;

(g)                                  any breach or default by Parent or any Subsidiary occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such breach or default (i) is not waived by such holder or holders of such Material Indebtedness, or such trustee or agent on its or their behalf in accordance with the terms of such Material Indebtedness and (ii) continues beyond the expiration of any grace period provided therefor; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness, (2) Indebtedness that becomes due as a result of a notice of voluntary refinancing, exchange, or conversion thereof that is permitted thereunder, so long as such refinancing, exchange or conversion is consummated, or such notice is duly withdrawn, in accordance with the terms of such Indebtedness or (3) Indebtedness held in whole or in part by any Lender or any of their respective affiliates (as such term is used in Regulation U issued by the Board) that becomes due or enables or permits the holders thereof to cause such Indebtedness to become due solely as a result of a breach of terms governing the sale, pledge or disposal of Margin Stock and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Parent or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Parent or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i)                                     Parent or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Parent or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate or other organizational action for the purpose of effecting any of the foregoing;

(j)                                    Parent or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more final non-appealable judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court of competent jurisdiction against Parent, any of its Subsidiaries or any combination thereof, and Parent’s or such Subsidiary’s financial obligation with respect to such judgment exceeds $200,000,000 in the aggregate (to the extent not paid or covered by a reputable and solvent independent third-party insurance company (other than normal deductibles) which has not disputed coverage or indemnity) and the same shall remain undischarged or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l)                                     one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(m)                             a Change of Control shall occur; or

(n)                                 except as released in accordance with Section 9.17 of this Agreement, any Guaranty shall fail to remain in full force and effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under a Guaranty, or shall give written notice to such effect;

then, and in every such event (other than an event with respect to Parent or either Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Tranche A Commitments, and thereupon the Tranche A Commitments shall terminate immediately, and (ii) declare the Tranche A Loans (and, after the Tranche B Closing Date, the Tranche B Loans) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Tranche A Obligations (and, after the Tranche B Closing Date, the Tranche B Obligations) of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower; and in case of any event with respect to Parent or either Borrower described in clause (h) or (i) of this Article, (x) the Tranche A Commitments shall automatically terminate and the principal of the Tranche A Loans then outstanding, together with accrued interest thereon and all fees and other Tranche A Obligations of the Loan Parties accrued hereunder, and (y) after the Tranche B Closing Date (or, solely with respect to any actual or deemed entry of an order for relief with respect to Parent or either Borrower under any Debtor Relief Law, on or prior to the Tranche B Closing Date), the Tranche B Commitments shall automatically terminate and the principal of the Tranche B Loans then outstanding, together with accrued interest thereon and all fees and other Tranche B Obligations of the Loan Parties accrued hereunder, in the case of clauses (x) and (y), shall automatically become due and payable, in each case without further act of the Administrative Agent of any Lender, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower.  The parties hereto agree that the absence of a right on the part of the Administrative Agent or the Lenders (other than as expressly set forth in this Article VII) to terminate the Commitments prior to the funding of the Tranche A Loans on the Tranche A Closing Date or the Tranche B Loans on the Tranche B Closing Date as a result of the existence of an Event of Default shall not be construed as a waiver of (a) any condition precedent to the making of the Loans set forth in Article IV or (b) any right on the part of the Administrative Agent or the Lenders to accelerate the maturity of the Loans as provided in this Article VII or to exercise any other remedy provided for herein or available under applicable law, it being the intent of the parties hereto that all such conditions, rights and remedies remain fully available to the Administrative Agent and the Lenders to the extent provided for herein.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower shall have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the

Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Lead Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 15 Business Days’ prior written notice to the Lenders and the Lead Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a commercial bank having a combined capital and surplus of at least $200,000,000 with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York; provided that, in the event that such successor or Administrative Agent appointed by the Required Lenders is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in the event that such successor or Administrative Agent appointed by the resigning Administrative Agent is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article).  The fees payable by Parent or the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (x) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the

Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.11 and 9.3) allowed in such judicial proceeding; and (y) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and 9.3.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Arrangers, the Syndication Agent and each Documentation Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent or a Lender hereunder.

The Lenders irrevocably authorize (i) any Guarantor to be released from its obligations under any Guaranty in accordance with Section 9.17 and (ii) the Administrative Agent to acknowledge the release of such Guarantor from its obligations under such Guaranty in accordance with Section 9.17.  Upon request by the Administrative Agent at any time, the Required Lenders will reaffirm in writing the authorization granted in the immediately preceding sentence.

ARTICLE IX

Miscellaneous

Section 9.1                                    Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to Parent and/or either Borrower, to it, care of Parent, at 4 Parkway North, Suite 400, Deerfield, IL 60015-2590 Attention:  Treasurer, Telephone: (847) 405-2400; Telecopier: (847) 405-2711; E-mail: dswenson@cfindustries.com;

(ii)                                  if to the Administrative Agent, to it at Morgan Stanley Agency Servicing, 1 New York Plaza, New York, New York, 10004, Attention: Agency Team, (Telecopy No. 212 507 6680); Email: msagency@morganstanley.com; and

(iii)                               if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, Parent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.2                                    Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by any Loan Party party thereto shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Borrower or the applicable Guarantor party to such Loan Document and the Required Lenders, or by the applicable Borrower or the applicable Guarantor party to such Loan Document and the Administrative Agent with the consent of the Required Lenders (except that the Administrative Agent and the applicable Borrower or the applicable Guarantor party to such Loan Document may enter into any amendment of any Loan Document in order to correct any obvious error or any immaterial technical error or omission therein without the consent of the Required Lenders); provided, however, that no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan of any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan of any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment to any Lender, or postpone the scheduled date of expiration of any Lender’s Commitment, without the written consent of such Lender; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of either Borrower to pay interest at the default rate set forth in Section 2.12(c),

(iv)                              change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, or change the definition of “Applicable Percentage”, in each case without the written consent of each Lender directly and adversely affected thereby,

(v)                                 release (~~w~~x) the Tranche A Borrower from Guaranteeing the Tranche B ~~Obligations, (x) the Tranche B Borrower from Guaranteeing the Tranche A~~ Obligations, (y) Holdings from Guaranteeing the Obligations and (z) all or substantially all of the Guaranties, in each case without the written consent of each Lender, except as expressly provided in each Guaranty and except to the extent the release of any Guarantor is permitted pursuant to Article VIII or Section 9.17 (in which case such release is automatic), or

(vi)                              change any of the provisions of this Section 9.2 or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

Notwithstanding anything to the contrary herein:

(v)                                 no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent;

(w)                               no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that:

(1)                                 the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and

(2)                                 any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender,

(x)                                 the only consent that will be required to waive the conditions set forth in Section 4.3 is the consent of the Tranche B Lenders holding more than 50% of the aggregate unused Commitments at such time; and

(y)                                 each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents.

Section 9.3                                    Expenses; Indemnity; Damage Waiver.  (a)  Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, and, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected Persons, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 9.3, or in connection with the Loans made hereunder, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Each Borrower agrees, on a joint and several basis, to indemnify the Administrative Agent, each Arranger and each Lender and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages or liabilities arising out of or relating to any investigation, litigation or proceeding against any Indemnitee by any third party or by either Borrower or any other Loan Party related to (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or (ii) any Loan or the use of the proceeds therefrom, in each case regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or a Borrower or any Affiliate of a Borrower), including the reasonable and documented legal or other out-of-pocket expenses, fees, charges and disbursements of one counsel for any Indemnitee in connection with the investigation or defense thereof; provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Indemnified Taxes or Other Taxes that are indemnifiable under Section 2.16, (w) with respect to Excluded Taxes, (x) to the extent that such losses, claims, damages and liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by Parent or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent or any Arranger in their respective capacities. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)                                  To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.3, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that such Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)                                 Without limiting in any way the indemnification obligations of either Borrower pursuant to Section 9.3(b) or of the Lenders pursuant to Section 9.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or either Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve either Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)                                  All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

Section 9.4                                    Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to a transaction permitted by Section 6.3) without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent, solely with respect to Loans, not to be unreasonably withheld or delayed) of:

(A)                               the Lead Borrower, provided that no consent of the Lead Borrower shall be required (x) with respect to Commitments, for an assignment to a Designated Lender; and (y) with respect to Loans, for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Designated Lender or, if an Event of Default listed in any of paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee and provided further that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B)                               the Administrative Agent.

Notwithstanding the foregoing, Goldman Sachs Bank USA may assign its Commitments, in whole or in part, to Goldman Sachs Lending Partners LLC at any time and from time to time without the consent of any other Person.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Lead Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that (x) prior to the Tranche A Closing Date, all assignments of Commitments shall be made pro rata as between the assigning Lender’s Tranche A Commitments and the assigning Lender’s Tranche B Commitments (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Commitments and the Tranche B Commitments at the time of such assignment); (y) on or after the Tranche A Closing Date and prior to the Tranche B Closing Date, all assignments of Tranche A Loans shall be made pro rata as between the assigning Lender’s Tranche A Loans and the assigning Lender’s Tranche B Commitments (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Loans and the Tranche B Commitments at the time of such assignment); and (z) on or after the Tranche B Closing Date, all assignments of Loans shall be made pro rata as between the assigning Lender’s Tranche A Loans and the assigning Lender’s Tranche B Loans (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Loans and the Tranche B Loans at the time of such assignment);

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion); provided that no such processing and recordation fee shall be payable in connection with an assignment by or to Goldman Sachs Bank USA or any Affiliate thereof;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities, and the Acquired Business and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)                                no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F)                                 in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.4, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)                              The Administrative Agent, acting for this purpose as a nonfiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans (and any stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and the Administrative Agent and its Affiliates and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              At the time of each assignment pursuant to this Section 9.4 to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Lead Borrower the appropriate IRS forms, certificates and other information described in Section 2.16.  To the extent that an assignment of all or any portion of a Lender’s Loans or Commitments and related outstanding Obligations pursuant to this Agreement would, at the time of such assignment, result in increased costs under Sections 2.14, 2.15 or 2.16 from those being charged by the respective assigning Lender prior to such assignment, then neither Borrower shall be obligated to pay such increased costs (although the applicable Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  (i) Any Lender may, without the consent of the Lead Borrower or the Administrative Agent, sell participations to one or more banks or other entities (but not to Parent or any Subsidiary thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the applicable Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.  Subject to paragraph (c)(iii) of this Section 9.4, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under this Agreement) except to the applicable Borrower as provided in Section 9.4(c)(i) and to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)                               A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender or a Lender that is incorporated in a jurisdiction other than that in which the Tranche B Borrower is incorporated if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(f) ~~and (g)~~ as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5                                    Survival.  All covenants, agreements, representations and warranties made by Parent or either Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.6                                    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the first paragraph of Section 3 (the “Commitment Letter Representation”) of that certain Commitment Letter, dated as of August 6, 2015, among Holdings and the Arrangers shall survive the effectiveness of this Agreement until the Tranche B Commitment Termination Date. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7                                    Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.8                                    Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by the Administrative Agent or such Lender (or any branch or agencies thereof, wherever located) to or for the credit or the account of any Loan Party against any of and all the Obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of the

Administrative Agent and each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.9                                    Governing Law; Jurisdiction; Consent to Service of Process.  (a)                                           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ON OR PRIOR TO THE TRANCHE B CLOSING DATE THE INTERPRETATION OF THE DEFINITIONS OF “OXFORD MATERIAL ADVERSE EFFECT” AND THE “ACQUISITION AGREEMENT REPRESENTATIONS” SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)                                 Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and/or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any Loan Document shall affect any right that any the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.

(c)                                  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document in any court referred to in paragraph (b) of this Section 9.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  The Tranche B Borrower agrees that the failure by Holdings or any other duly appointed agent for service of process to notify the Tranche B Borrower of such process will not invalidate the proceedings concerned.

Section 9.10                             WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY APPLICABLE LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11                             Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12                             Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 9.12, each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section 9.12) who are directly involved in the Transactions on a confidential and need-to-know basis, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by any Governmental Authority having jurisdiction over such Administrative Agent or Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) promptly notify the Lead Borrower in advance of such disclosure, to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Administrative Agent or Lender, as applicable, shall (x) promptly notify the Lead Borrower in advance of such disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as, and no less restrictive than, those of this Section 9.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) with the prior written consent of the Lead

Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or by the respective Lender or agent (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Loan Party that is not, to the knowledge of such Administrative Agent or Lender, subject to confidentiality obligations to any Loan Party.  For the purposes of this Section 9.12, “Information” means all information received from any Loan Party or any of its Subsidiaries or Excluded Subsidiaries relating to any Loan Party or any of its Subsidiaries or Excluded Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party from a source other than a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Each of Parent and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any Information related to Parent or any of its Subsidiaries (including, without limitation, any non-public customer Information regarding the creditworthiness of Parent and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 9.12 to the same extent as such Lender.

(c)                                  EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING PARENT, THE BORROWERS AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d)                                 ALL INFORMATION AS DEFINED IN SECTION 9.12(a), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY PARENT, EITHER BORROWER, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO PARENT, EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13                             Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14                             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Parent and the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent and the Lenders are arm’s-length commercial transactions between Parent and the Borrowers, on the one hand, and the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or any of its Subsidiaries, or any other Person in connection with the Loan Documents and (B) neither the Administrative Agent nor any Arranger, the Syndication Agent, any Documentation Agent nor any Lender has any obligation to Parent or either Borrower with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent and the Borrowers, and neither the Administrative Agent, any Arranger, any Documentation Agent nor any Lender has any obligation to disclose any of such interests to Parent or either Borrower.

Section 9.15                             Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16                             USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each of the Borrowers and each Guarantor, which information includes the name and address of each of the Borrowers and other information that will allow such Lender to identify each of the Borrowers and each Guarantor in accordance with the USA Patriot Act.

Section 9.17                             Release of Guarantors.  If (a) in compliance with the terms and provisions of this Agreement, all or substantially all of the equity interests of any Guarantor (other than Parent, Holdings (but only if Holdings directly or indirectly owns equity interests in a Borrower) and each of the Borrowers (unless, in the case of the Tranche A Borrower, a successor assumes the obligations of such Borrower in a transaction permitted under Section 6.3)) are sold, transferred or otherwise disposed of to a Person or Persons other than Parent or its Subsidiaries (so that such Guarantor is no longer a “Subsidiary”), (b) a Guarantor (other than Parent and each of the Borrowers) (x) ceases to be (or substantially simultaneously with its release as a Guarantor will cease to be) a guarantor of any Indebtedness for borrowed money (other than Permitted Indebtedness) of Parent, Holdings or the Tranche A Borrower in an aggregate principal amount in excess of $500,000,000 and (y) is not (or substantially simultaneously with its release as a Guarantor will cease to be) a borrower under, an issuer of or a guarantor of (A) the Amended Credit Agreement, (B) any Contemplated Debt Securities or the ~~Contemplated~~Specified Private Placement or (C) the Existing CF Notes or (c) a Guarantor becomes an Exempt Subsidiary, then such Guarantor may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for such release shall, be released from its Guaranty and all of its obligations under the Guaranty Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents.

Notwithstanding anything to the contrary in any Loan Document, if (i) a Subsidiary becomes a Guarantor solely as a result of its designation as a borrower under the Amended Credit Agreement or any modification, extension, exchange, extension, renewal, refinancing, refunding, or replacement thereof, and (ii) such designation as a borrower is subsequently terminated at the election of Parent or any of its Subsidiaries, then on and after the date that such Subsidiary ceases to be a borrower thereunder, such Guarantor may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for such release shall, be released from all of its obligations under this Agreement (including under Section 9.3) and the other Loan Documents and any Guaranty to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents, so long as such Guarantor is released from its obligations as a borrower under, an issuer of, or a guarantor of each item of Indebtedness described in clause (b) above substantially simultaneously with its release as a Guarantor.

Notwithstanding anything to the contrary in any Loan Document, if (i) in accordance with the Agreed Guarantee Principles, a Subsidiary (whether or not it is a Guarantor) would not be required to be or become a Guarantor, but such Subsidiary is or is required to become a Guarantor solely as a result of the proviso to clause (c) of the definition of “Exempt Subsidiaries” and (ii) the proviso to clause (c) of the definition of “Exempt Subsidiaries” ceases to apply to such Subsidiary (x) prior to or substantially concurrently with the release of such Guarantor from its Guaranty or (y) prior to the time that such Subsidiary would be required to become a Guarantor under Section 5.9, then such Subsidiary may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for the same shall, be released from (1) the requirement to provide a Guaranty and (2) its Guaranty and all of its obligations under the Guaranty Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents.

Notwithstanding anything to the contrary in any Loan Document, at the time that (1) prior to the Tranche A Closing Date the Tranche A Commitments are reduced to zero or terminated or (2) after the Tranche A Closing Date the Tranche A Obligations are repaid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), then each Guaranty by any Person of the Tranche A Obligations shall be automatically released and terminated and any covenant, condition or other requirement under any Loan Document requiring any Person to become a Guarantor of the Tranche A Obligations shall no longer be required and shall be deemed of no force and effect at and after such time.

At the request of the Lead Borrower, the Administrative Agent shall, at the Lead Borrower’s expense, execute such documents as are necessary to acknowledge any such release in accordance with this Section 9.17 and in accordance with the applicable Guaranty, so long as the Lead Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Lead Borrower, certifying as to satisfaction of the requirements set forth above and the release of such Guarantor’s Guaranty in compliance with this Agreement and the applicable Guaranty.

Section 9.18                             ~~UK~~ Guarantee Limitations. Notwithstanding any other provision of this Agreement or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of ~~the Tranche B Borrower and any other~~any Guarantor that is a Foreign Subsidiary contained in this Agreement or in any other Loan Document shall not apply to the extent ~~(and solely~~that it, and such Person shall not be liable thereunder to the extent~~)~~ that ~~it would result in such guarantee, indemnity~~, if it were so liable its entry into such arrangement, would violate:

(a)                                 or ~~other obligation constituting~~constitute unlawful financial assistance within the meaning of, section 2:98c of the Dutch Civil Code (Burgerlijk Wetboek) or sections 678 or 679 of the UK Companies Act 2006; or

(b)                                 its corporate interest;

or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

Section 9.19                             Tranche A Termination. Notwithstanding any other provision of this Agreement or any other Loan Document, it is understood and agreed that on September 24, 2015, pursuant to Section 2.9(b), the Tranche A Commitments were automatically and permanently reduced to zero as a result of the Tranche A Borrower’s receipt of Net Cash Proceeds from the Specified Private Placement in an aggregate amount of $1,000,000,000.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By:
Name:
Title:

CF INDUSTRIES, INC.,
as the Tranche A Borrower

By:
Name:
Title:

Signature Page to 364-Day Bridge Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and as a Lender

By:
Name:
Title:

Signature Page to 364-Day Bridge Credit Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:
Name:
Title:

Signature Page to 364-Day Bridge Credit Agreement

[NAME OF INSTITUTION],
as a Lender

By:
Name:
Title:

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the 364-Day Bridge Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:
[Assignor [is][is not] a Defaulting Lender]

2. Assignee:
[and is an Affiliate of [identify Lender]]

3. Lead Borrower:	[CF Industries, Inc.](1)
[~~Darwin Holdings Limited~~CF B.V.](2)

(1)                                 For assignments prior to the Tranche B ~~Closings~~Closing Date.

(2)                                 For assignments on or after the Tranche B Closing Date.

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as administrative agent under the Credit Agreement

5.	Credit Agreement:

364-Day Bridge Credit Agreement, dated as of September 18, 2015, as amended as of December 20, 2015, among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited~~CF B.V., as the Tranche B Borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

6.	Assigned Interest:

Class Assigned~~(3)~~	Aggregate Amount of Commitments/Loans of such Class for all Lenders	Amount of Commitments/Loans of such Class Assigned	Percentage Assigned of Commitments/Loans of such Class~~(4)~~(3)
	$	$		%

Effective Date:               , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

~~(3)                                 Specify Tranche A Loans or Tranche B Loans, as applicable; prior to the Tranche A Closing Date, all assignments of Commitments shall be made pro rata as between the assigning Lender’s Tranche A Commitments and the assigning Lender’s Tranche B Commitments (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Commitments and the Tranche B Commitments at the time of such assignment). On or after the Tranche A Closing Date and prior to the Tranche B Closing Date, all assignments of Tranche A Loans shall be made pro rata as between the assigning Lender’s Tranche A Loans and the assigning Lender’s Tranche B Commitments (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Loans and the Tranche B Commitments at the time of such assignment). On or after the Tranche B Closing Date, all assignments of Loans shall be made pro rata as between the assigning Lender’s Tranche A Loans and the assigning Lender’s Tranche B Loans (in proportion to such Lender’s Applicable Percentages with respect to each of the Tranche A Loans and the Tranche B Loans at the time of such assignment).~~

~~(4)~~(3)                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

ASSIGNOR

[NAME OF ASSIGNOR],

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

By:
Name:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT,

By:
Name:
Title:

[Consented to:

CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]~~(5)~~(4)

~~(5)~~(4)                  To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement and the Tranche B Closing Date has not occurred.

3

[Consented to:

[~~DARWIN HOLDINGS LIMITED~~CF B.V.,]
as the Lead Borrower

By:
Name:
Title:]~~(6)~~(5)

~~(6)~~(5)                  To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement and the Tranche B Closing Date has occurred.

4

ANNEX I

[CF INDUSTRIES, INC.][~~DARWIN HOLDINGS LIMITED~~CF B.V.] 364-DAY BRIDGE CREDIT AGREEMENT

Standard Terms and Conditions for
Assignment and Assumption

1.                                                                                                              Representations and Warranties.

1.1                                                                                                                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                                                                                                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

~~2.                                                                                      Tax.~~

~~[2.1                           The Assignee confirms, without liability to any Borrower, that it is:~~

~~(a)                                 [a UK Qualifying Lender (other than a UK Treaty Lender);]~~

~~(b)                                 [a UK Treaty Lender;]~~

~~(c)                                  [not a UK Qualifying Lender.]](7)~~

~~[2.2                           The Assignee confirms that the person beneficially entitled to interest payable to such Assignee in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.](8)~~

~~[2.3                           The Assignee confirms that it holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [   ]) and is tax resident in [       ].](9)~~

~~3~~2.                                                                                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

~~4~~3.                                                                                                       Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

~~(7) Delete as applicable.~~

~~(8) Include if Assignee is a UK Non-Bank Lender, i.e. if Assignee falls within paragraph (b) of the definition of UK Qualifying Lender.~~

~~(9) Include if Assignee holds a passport under the UK DTTP Scheme and wishes that scheme to apply to the Agreement.  Insert DTTP Scheme reference number and Assignee’s jurisdiction of tax residence.~~

2

~~5~~4.                                                                                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3

EXHIBIT B

FORM OF

BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

Morgan Stanley Agency Servicing

1 New York Plaza

New York, New York, 10004

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, ~~[~~CF ~~Industries, Inc.] [Darwin Holdings Limited](1)~~ B.V. (the “Lead Borrower”), refers to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited~~CF B.V., as the Tranche B Borrower, the lenders from time to time party thereto (collectively, the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (the “Administrative Agent”) (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), and hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”), as required by Section 2.3 of the Credit Agreement:

(i)                                     The aggregate principal amount of the Proposed Borrowing is $[                  ].

(ii)                                  The Business Day of the Proposed Borrowing is [          , 20  ].~~(2)~~(1)

(iii)                               The Proposed Borrowing is to consist of [ABR Loans][Eurodollar Loans].

(iv)                              The Proposed Borrowing is to be a ~~[Tranche A][~~Tranche B~~]~~ Borrowing.

~~(1)                                 Select the first option if the Proposed Borrowing is to be made prior to the Tranche B Closing Date and the second option if the Proposed Borrowing is to be made on or after the Tranche B Closing Date.~~

~~(2)~~(1)                  Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.

[(v)                             The initial Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is [one/two/three/six months][insert period less than one month or greater than six months]~~(3)~~(2).]

(vi)                              Funds for the Proposed Borrowing should be disbursed as follows:

Account Name:	[ ]
Bank Name:	[ ]
Bank Location:	[ ]
ABA No.:	[ ]
Account Number:	[ ]

[Signature Page Follows]

~~(3)~~(2)                  To be included for a Proposed Borrowing of Eurodollar Loans. Interest Periods of greater than six months or less than one month only available with the consent of each Lender.

2

The Lead Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

~~[~~CF ~~INDUSTRIES, INC~~B.V.,
~~as the Lead Borrower~~

~~By:~~
~~Name:~~
~~Title:]~~

~~[DARWIN HOLDINGS LIMITED,~~
as the Lead Borrower

By:
Name:
Title:~~]~~

3

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

Morgan Stanley Agency Servicing

1 New York Plaza

New York, New York 10004

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, ~~[~~CF ~~Industries, Inc.] [Darwin Holdings Limited](1)~~ B.V. (the “Lead Borrower”), refers to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015 (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited~~CF B.V., as the Tranche B Borrower, the lenders from time to time party thereto (collectively, the “Lenders”) and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i)                                     The Proposed [Conversion] [Continuation] relates to the Borrowing of ~~[Tranche A] [~~Tranche B~~]~~ Loans originally made on             , 20   (the “Outstanding Borrowing”) to [                   ] in the principal amount of $           and currently maintained as a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period ending on             ,     ].

(ii)                                  The Business Day of the Proposed [Conversion] [Continuation] is [            ,     ].~~(2)~~(1)

~~(1)                                 Select the first option if the Interest Election Request is being made prior to the Tranche B Closing Date and the second option if the Interest Election Request is being made on or after the Tranche B Closing Date.~~

~~(2)~~(1)                  Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.

(iii)                               The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of       ] [converted into a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period of [one/two/three/six months][insert period less than one month or greater than six months]~~(3)~~(2)]].~~(4)~~(3)

[[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].]~~(5)~~(4)

[Signature Page Follows]

~~(3)~~(2)                  Interest Periods of nine, twelve or less than one month only available with the consent of each Lender.

~~(4)~~(3)                  In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Lead Borrower should make appropriate modifications to this clause to reflect same.

~~(5)~~(4)                  In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

2

The Lead Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

~~[CF INDUSTRIES, INC.,~~
CF B.V.
as the Lead Borrower

By:
Name:
~~Title:]~~

~~[[DARWIN HOLDINGS LIMITED],~~
~~as the Lead Borrower]~~

~~By:~~
~~Name:~~
Title:~~]~~

3

EXHIBIT D-1

               [Reserved]

~~FORM OF~~

~~TRANCHE A NOTE~~

~~New York, New York~~

~~[               ,      ]~~

~~FOR VALUE RECEIVED, CF INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Tranche A Borrower”), hereby promises to pay to [                      ] or its registered assigns (the “Lender”), in dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 New York Plaza, New York, New York, 10004 on the Tranche A Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Tranche A Loans (as defined in the Credit Agreement) made by the Lender to the Tranche A Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.~~

~~The Tranche A Borrower also promises to pay to the Lender interest on the unpaid principal amount of each Tranche A Loan made by the Lender in like money at said office from the date such Loan is made until paid, at the rates and at the times provided in Section 2.12 of the Credit Agreement.~~

~~This Tranche A Note is one of the Notes referred to in the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, the Tranche A Borrower, on and after the Tranche B Closing Date, Darwin Holdings Limited, as the Tranche B Borrower, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Tranche A Note is subject to voluntary prepayment and mandatory prepayment, in whole or in part, prior to the Tranche A Maturity Date and the Tranche A Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.~~

~~In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Tranche A Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.~~

~~The Tranche A Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Tranche A Note.~~

~~THIS TRANCHE A NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.~~

~~CF INDUSTRIES, INC.,~~
~~as the Tranche A Borrower~~

~~By:~~
~~Name:~~
~~Title:~~

2

EXHIBIT D-2

FORM OF

TRANCHE B NOTE

New York, New York

[               ,      ]

FOR VALUE RECEIVED, ~~[DARWIN HOLDINGS LIMITED,]~~CF B.V., a [private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)] [public~~]~~ company with limited ~~by shares~~liability (naamloze vennootschap)] incorporated under the ~~laws of England and Wales~~law of the Netherlands (the “Tranche B Borrower”), hereby promises to pay to [                      ] or its registered assigns (the “Lender”), in dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 New York Plaza, New York, New York, 10004 on the Tranche B Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Tranche B Loans (as defined in the Credit Agreement) made by the Lender to the Tranche B Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Tranche B Borrower also promises to pay to the Lender interest on the unpaid principal amount of each Tranche B Loan made by the Lender in like money at said office from the date such Loan is made until paid, at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Tranche B Note is one of the Notes referred to in the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, [CF Industries, Inc., as the Tranche A Borrower,] the Tranche B Borrower, the lenders from time to time party thereto (including the Lender), and the Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Tranche B Note is subject to voluntary prepayment and mandatory prepayment, in whole or in part, prior to the Tranche B Maturity Date and the Tranche B Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Tranche B Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Tranche B Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Tranche B Note.

THIS TRANCHE B NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[~~DARWIN HOLDINGS LIMITED~~CF B.V.,]
as the Tranche B Borrower

By:
Name:
Title:

2

EXHIBIT E

FORM OF

GUARANTY AGREEMENT

This Guaranty Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, this “Guaranty”), made by and among CF Industries Holdings, Inc. (“Holdings”) and CF Industries, Inc. (the “Tranche A Borrower”) (each, an “Initial Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Morgan Stanley Senior Funding, Inc., as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, reference is made to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among Holdings, the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited, a~~CF B.V., a private company with limited liability ~~company~~(besloten vennootschap met beperkte aansprakelijkheid) incorporated under the ~~laws of England and Wales with registered number 09713230~~law of the Netherlands (as may be renamed ~~in connection with the re-registration as~~and/or converted into a public company with limited liability (naamloze vennootschap) under the ~~Companies Act 2006~~laws of the ~~United Kingdom~~Netherlands on or prior to the Tranche B Closing Date in connection with the Acquisition Agreement Transactions~~)~~ (the “Tranche B Borrower” and, together with the Tranche A Borrower, the “Borrowers”; provided that prior to the Tranche B Closing Date each reference herein to each Borrower or the Borrowers shall be deemed to refer solely to the Tranche A Borrower), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Tranche A Loans to the Tranche A Borrower and Tranche B Loans to the Tranche B Borrower, all as contemplated therein (the Lenders and the Administrative Agent are herein called the “Creditors”);

WHEREAS, Holdings and the Tranche B Borrower, among others, have entered into the Acquisition Agreement;

WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the Tranche B Borrower;

WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the

Tranche B Borrower plus certain additional consideration to be paid in a mix of cash or shares at the Tranche B Borrower’s discretion;

WHEREAS, in connection with such transfer, the Tranche B Borrower may borrow Tranche B Loans for general corporate purposes and to fund all or any portion of such cash consideration and to refinance indebtedness of such transferred companies and their subsidiaries;

WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the Tranche B Borrower, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the Tranche B Borrower;

WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the Tranche B Borrower;

WHEREAS, it is a condition precedent to the Effective Date under Credit Agreement that each Initial Guarantor shall have executed and delivered to the Administrative Agent this Guaranty;

WHEREAS, the Borrowers may be required from time to time in accordance with the terms of the Credit Agreement to cause certain of their Subsidiaries to join this Guaranty or enter into such other guarantee agreements as provided in the Credit Agreement; and

WHEREAS, each Guarantor will obtain benefits, including as a result of the transfer, combination and Merger described above, from the incurrence of Loans by each Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to comply with the terms of the Credit Agreement and to induce the Lenders to make Loans to each Borrower.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Creditors as follows:

1.  GUARANTY.  (a)    Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, as applicable) of all Obligations of the Borrowers and each Guarantor (other than such Guarantor’s own Obligations) (the “Guaranteed Obligations”).  Each party hereto understands, agrees and confirms that, if any or all of the Guaranteed Obligations becomes due and payable, subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement, the Administrative Agent for the benefit of the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor (as defined in the Credit Agreement) or either Borrower, and such Guarantor agrees to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Creditors, on demand.  Each Guarantor further agrees that the due and punctual payment of the Obligations of either Borrower may be extended or renewed, in whole or in part,

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without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.  This Guaranty is a guaranty of payment and not of collection.

(b)                                 Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by either Borrower upon the occurrence in respect of either Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, following the occurrence in respect of either Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, on demand.

2.  LIABILITY OF GUARANTORS ABSOLUTE.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guaranty of the indebtedness of either Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:  (a) any direction as to application of payment by either Borrower or any Loan Party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor (as defined in the Credit Agreement) as to any of the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking by such Person, (d) any dissolution, termination or increase, decrease or change in personnel by either Borrower, (e) the failure of a Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Creditor on any of the Guaranteed Obligations which the Administrative Agent and/or any Creditor repays either Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (g) any action or inaction by the Creditors as contemplated in Section 5 hereof.

3.  OBLIGATIONS OF GUARANTORS INDEPENDENT.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of any of the Obligations (collectively, the “Credit Agreement Guarantors”) or either Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Credit Agreement Guarantor or either Borrower and whether or not any other Credit Agreement Guarantor or either Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by either Borrower or other circumstance which operates to toll any statute of limitations as to the applicable Borrower shall operate to toll the statute of limitations as to each Guarantor.

4.  WAIVERS BY GUARANTORS.   (a)                                 Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives diligence, presentment, demand of payment, protest, notice of dishonor or

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nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Credit Agreement Guarantor or either Borrower with respect to any of the Guaranteed Obligations), and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b)                                 Each Guarantor waives any right to require the Creditors to:  (i) proceed against either Borrower or any other Credit Agreement Guarantor or any other party; or (ii) pursue any other remedy in the Creditors’ power under the Loan Documents.  Each Guarantor waives any defense based on or arising out of any defense of either Borrower or any other Credit Agreement Guarantor other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of either Borrower or any other Credit Agreement Guarantor, or the invalidity, rescission, irregularity or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either Borrower other than payment in full in cash of the Guaranteed Obligations.  The Creditors may, at their election, exercise any other right or remedy the Creditors may have against either Borrower or any Credit Agreement Guarantor in accordance with the Loan Documents without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against either Borrower or any other Credit Agreement Guarantor.

(c)                                        Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Borrower and each other Guarantor on an ongoing basis information relating thereto and each Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that the Creditors shall have no obligation to investigate the financial condition or affairs of either Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of either Borrower or any other Guarantor that might become known to any Creditor at any time.

(d)                                       Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences

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and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5.  RIGHTS OF CREDITORS.  Subject to Section 4, any Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)                                 change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations in accordance with the terms of the Credit Agreement and Section 12 of this Guaranty (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)                                 exercise or refrain from exercising any rights against either Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(c)                                  release or substitute any one or more of the Credit Agreement Guarantors or any one or more of the Borrowers;

(d)                                 settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of either Borrower to creditors of such Borrower other than the Creditors;

(e)                                  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of either Borrower to the Creditors regardless of what liabilities of such Borrower remain unpaid;

(f)                                   consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements, in each case in accordance with the terms thereof; and/or

(g)                                  take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

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No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations or the Loan Documents shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

6.  CONTINUING GUARANTY.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Creditor to inquire into the capacity or powers of either Borrower or the officers, directors, partners or agents acting or purporting to act on such Borrower’s behalf.

7.  SUBROGATION.  No Guarantor will exercise any right of subrogation that it may have against either Borrower or any other Guarantor arising under this Guaranty until the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  It is also agreed and understood that upon payment by any Guarantor of any of the Guaranteed Obligations, such Guarantor hereby waives all of its rights against either Borrower arising as a result thereof by way of right of subrogation until the payment in full of all the Guaranteed Obligations owed by such Borrower to the Creditors (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

8.  GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty.  The Creditors further agree (by their acceptance of the benefits of this Guaranty) that this Guaranty

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may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

9.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.  As of the date hereof, each Guarantor represents and warrants that:

(a)                                 such Guarantor is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent the concept is applicable in such jurisdiction) in, every jurisdiction where such qualification is required;

(b)                                 the execution, delivery and performance by such Guarantor of this Guaranty is within the Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action;

(c)                                  such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)                                 the execution, delivery and performance by such Guarantor of this Guaranty do not (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Parent or either Borrower with the SEC pursuant to the Securities Exchange Act of 1934 (as amended); provided that the failure to make any such filings shall not affect the validity or enforceability of this Guaranty) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (ii) violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon such Guarantor or any of its property, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any charter, by-laws or other organizational document of such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect and (iv) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its property, except as would not reasonably be expected to have a Material Adverse Effect; and

(e)                                  there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor,

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threatened in writing against such Guarantor affecting the validity of this Guaranty or the ability of such Guarantor to perform its obligations under this Guaranty.

10.  EXPENSES.  THE GUARANTORS HEREBY JOINTLY AND SEVERALLY AGREE TO PAY (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the Administrative Agent and the Arrangers, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for therein, the preparation, execution, delivery and administration of this Guaranty, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 10, or in connection with the Loans made under the Credit Agreement, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

11.  BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

12.  AMENDMENTS; WAIVERS.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged (other than in accordance with Section 17) or terminated (other than in accordance with Section 17) except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the applicable Persons required pursuant to Section 9.2 of the Credit Agreement at all times until the termination of all Commitments and until such time as no Note remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

13.  SET OFF.  Section 9.8 of the Credit Agreement is hereby incorporated herein by reference.

14.  NOTICE.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or

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delivered by the methods specified in Section 9.1 of the Credit Agreement and addressed to such party at (i) in the case of any Creditor, as provided in the Credit Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.  Each Guarantor that is a Foreign Subsidiary of Parent and, on and after the Tranche B Closing Date, the Tranche B Borrower, agrees that the failure by Holdings or any other duly appointed agent for service of process to notify such Person of such process will not invalidate the proceedings concerned.

15.  REINSTATEMENT.  If any claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, either Borrower), then and in such event each Guarantor agrees that notwithstanding any revocation hereof or the cancellation or termination of any Guaranteed Obligations, such Guarantor shall be and remain liable to the aforesaid payees hereunder pursuant to the terms hereof for the amount of such Guaranteed Obligations so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

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16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.  (a) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Guaranty may be brought in the Supreme Court of the State of New York sitting in New York County or of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Guaranty, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 14. Each Foreign Subsidiary party to this Guaranty hereby irrevocably appoints Holdings, the Tranche A Borrower or such other Domestic Subsidiary of the Parent identified to the Administrative Agent in writing from time to time as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and such Person, to the extent it is a party hereto hereby accepts such appointment. Each party to this Guaranty hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document to which such Person is a party that such service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of any party to this Guaranty to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b)                                 Each party to this Guaranty hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court, to the fullest extent permitted by law, that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  EACH GUARANTOR AND EACH CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17.  RELEASE OF GUARANTORS FROM GUARANTY.  Section 9.17 of the Credit Agreement is hereby incorporated herein by reference.

18.  CONTRIBUTION.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.

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At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 18:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, the same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments). Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right

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against any other Guarantor to the extent that after giving effect to such waiver such other Guarantor would remain solvent, in the determination of the Required Lenders.

19.  LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law, or any other Debtor Relief Law applicable to such Guarantor.  To effectuate the foregoing intention, each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20.  COUNTERPARTS.  This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty.

21.  PAYMENTS.  All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by each Borrower under Sections 2.16 and 2.17 of the Credit Agreement.

22.  ADDITIONAL GUARANTORS.  It is understood and agreed that any Person that is required to provide a Guaranty after the date hereof pursuant to Section 5.9 or 5.10 of the Credit Agreement shall become a Guarantor hereunder in accordance with the terms of Section 5.9 or 5.10 of the Credit Agreement, as applicable.

23.  HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

24.  ~~UK~~ GUARANTY LIMITATIONS. Notwithstanding any other provision of this Guaranty or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of ~~the Tranche B Borrower and any other~~any Guarantor that is a Foreign Subsidiary contained in this ~~Agreement~~Guaranty or in any other Loan Document shall not apply to the extent ~~(and solely~~that it, and such Person shall not be liable thereunder to the extent~~)~~ that ~~it would result in such guarantee, indemnity~~, if it were so liable its entry into such arrangement, would violate:

12

(a)                                 or ~~other obligation constituting~~constitute unlawful financial assistance within the meaning of, section 2:98c of the Dutch Civil Code (Burgerlijk Wetboek) or sections 678 or 679 of the UK Companies Act 2006; or

(b)                                 its corporate interest,

or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

*  *  *

13

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

c/o CF Industries Holdings, Inc.,	CF INDUSTRIES, INC.,
4 Parkway North, Suite 400	as the Tranche A Borrower
Deerfield, IL 60015-2590
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Address:

4 Parkway North, Suite 400	CF INDUSTRIES HOLDINGS, INC.,
Deerfield, IL 60015-2590	as Holdings
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By: ,
Name:
Title:

14

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE

Reference is made to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited~~CF B.V., as the Tranche B Borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”).

Pursuant to Section ~~[4.2(h)][~~4.3(l)~~] (1)~~ of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Lead Borrower, and not individually, as follows:

As of the date hereof, ~~[after the making of the Tranche A Loans under the Credit Agreement] [~~after giving effect to the consummation of the Transactions, including the making of the Tranche B Loans under the Credit Agreement~~]~~, and after giving effect to the application of the proceeds of such indebtedness:

a.                   the fair value of the assets of Parent and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.                   the present fair saleable value of the property of Parent and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of Parent and its subsidiaries, on a consolidated basis, on the sum of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.                    Parent and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become due (whether at maturity or otherwise); and

d.                   Parent and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

~~(1)                               Select the first option if this Certificate is being delivered in connection with the Tranche A Closing Date and the second option if this Certificate is being delivered in connection with the Tranche B Closing Date.~~

~~[~~CF ~~INDUSTRIES HOLDINGS, INC~~B.V.

By:
Name:
Title:]

~~[DARWIN HOLDINGS LIMITED~~

~~By:~~
~~Name:~~
~~Title:]~~

2

EXHIBIT G

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited~~CF B.V., as the Tranche B Borrower, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as the Administrative Agent (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I, the undersigned [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of the Lead Borrower, do hereby certify on behalf of the Lead Borrower, solely in my capacity as an officer of the Lead Borrower and not in my individual capacity and without personal liability, that:

1.                                      The financial statements for the fiscal [quarter][year] of Parent ended [        ], attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”), present fairly in all material respects as of the date of such Financial Statements the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with [GAAP][IFRS](1) [except as set forth in the notes thereto or in paragraph 4 below, or as previously disclosed in writing to the Lenders][, subject to normal year-end audit adjustments and the absence of footnotes](2). No Default or Event of Default has occurred and is continuing as of the date hereof[, except for          ](3). There has been no material change in [GAAP][IFRS] (or any election by Parent to apply IFRS in lieu of GAAP pursuant to Section 1.4 of the Credit Agreement) applicable to Parent and its consolidated subsidiaries since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement that has had an impact on the Financial Statements [, except for [        ], the effect of which on the Financial Statements has been [      ]](4).

2.                                      Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

(1)                                 Select GAAP if no election has been made to apply IFRS in lieu of GAAP pursuant to Section 1.4 of the Credit Agreement; select IFRS if such election has been made.

(2)                                 To be included only if the Compliance Certificate is certifying the quarterly financials.

(3)                                 Specify the details of any Default or Event of Default, if any, and any action taken or proposed to be taken with respect thereto.

(4)                                 If and to the extent that any change in GAAP or IFRS, as applicable, that has occurred since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

3.                                      This Compliance Certificate constitutes notice that the information required to be delivered pursuant to Section 5.1[(a)][(b)] of the Credit Agreement for the fiscal [year][quarter] of Parent ended [        ] is being delivered electronically and such method of delivery is in accordance with the last paragraph of Section 5.1 of the Credit Agreement.

[4.                                  Except as set forth in the notes thereto or as previously disclosed in writing to the Lenders, described below in reasonable detail is the manner in which the Financial Statements do not present fairly in all material respects as of the date of such Financial Statements the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with [GAAP][IFRS]:

[                        ].]

2

IN WITNESS WHEREOF, the Lead Borrower has caused this Compliance Certificate to be executed and delivered by its [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] as of the date first written above.

[CF INDUSTRIES, INC.,
as the Lead Borrower

By:
Name:
Title:]

[~~[DARWIN HOLDINGS LIMITED~~CF B.V.],
as the Lead Borrower

By:
Name:
Title:](5)

(5)                                 Select the first option if the Compliance Certificate is being delivered prior to the Tranche B Closing Date and the second option if the Compliance Certificate is being delivered on or after the Tranche B Closing Date.

3

ANNEX 1

[Applicable Financial Statements to be attached if applicable]

ANNEX 2

The information described herein is as of [         ,     ](1), (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [       ,     ](2) to the Computation Date (the “Relevant Period”).

Total Leverage Ratio

a.	Consolidated Indebtedness as at the Computation Date	$

b.	Aggregate amount of Unrestricted Cash as at the Computation Date	$

c.	Line (a) less line (b)	$

d.	Consolidated EBITDA(3) for the Relevant Period ended on the Computation Date	$

e.	Ratio of line (c) to line (d)	:1.00

f.	Maximum Covenant Level	3.75:1.00

Interest Coverage Ratio

a.	Consolidated EBITDA(4) for the Relevant Period ended on the Computation Date	$

b.	Consolidated Interest Expense(5) for the Relevant Period ended on the Computation Date	$

c.	Ratio of line (a) to line (b)	:1.00

d.	Minimum Covenant Level	2.75:1.00

(1)                                 Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

(2)                                 Insert the first day of the most recently completed four consecutive fiscal quarters of Parent ended on the Computation Date.

(3)                                 Determined on a Pro Forma Basis.  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.

(4) Determined on a Pro Forma Basis.  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.

(5)  Determined on a Pro Forma Basis.

EXHIBIT H

FORM OF

CREDIT AGREEMENT JOINDER

THIS CREDIT AGREEMENT JOINDER, (this “Credit Agreement Joinder”) is executed as of [       ], 20[ ], by ~~[DARWIN HOLDINGS LIMITED,] a [type of entity~~CF B.V., a [private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)] [public company with limited liability (naamloze vennootschap)] incorporated under the ~~laws of England and Wales~~law of the Netherlands (the “Joining Party”), CF Industries Holdings, Inc. (“Holdings”)[,] [and] CF Industries, Inc. (the “Tranche A Borrower”) [and [any other Person that is a Guarantor on the date hereof]] and delivered to Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”).

Reference is made to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), among Holdings, the Tranche A Borrower, on and after the date hereof, the Joining Party as the Tranche B Borrower (the “Tranche B Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

WHEREAS, Holdings and the Joining Party, among others, have entered into the Acquisition Agreement;

WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the Joining Party;

WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the Joining Party plus certain additional consideration to be paid in a mix of cash or shares at the Joining Party’s discretion;

WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the Joining Party, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the Joining Party;

WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the Joining Party;

WHEREAS, pursuant to Section 4.3(g) of the Credit Agreement, it is a condition precedent to the Tranche B Closing Date that the Joining Party execute and deliver a counterpart of this Credit Agreement Joinder;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby represents and warrants to, and covenants and agrees with, the Administrative Agent and the Lenders as follows:

1.                                      By executing and delivering this Credit Agreement Joinder: (a) the Joining Party shall become, from the date hereof, a party to the Credit Agreement as the “Tranche B Borrower”, “Parent” and the “Lead Borrower” and as a “Borrower” for all purposes under the Credit Agreement and all the other Loan Documents and shall be bound by all the obligations and shall have all the rights of the Tranche B Borrower, Parent, the Lead Borrower and a Borrower under the Credit Agreement and all the other Loan Documents and (b) each reference to the “Tranche B Borrower”, “Parent” and the “Lead Borrower” in the Credit Agreement and in all the other Loan Documents shall, from the date hereof, be deemed to be a reference to the Joining Party and each reference to the “Borrowers” in the Credit Agreement and in all the other Loan Documents shall, from the date hereof, be deemed to include the Joining Party.

2.                                      The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms contained in the Credit Agreement that are applicable to the Tranche B Borrower, Parent and the Lead Borrower, including without limitation (a) all of the representations and warranties made by the Tranche B Borrower, Parent and the Lead Borrower set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement. The Joining Party represents and warrants as of the date hereof that the Joining Party has duly executed and delivered this Credit Agreement Joinder and that this Credit Agreement Joinder constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.                                      Each of Holdings[,] [and] the Tranche A Borrower [and each other Guarantor party hereto] hereby consents to the terms of this Credit Agreement Joinder and agrees that this Credit Agreement Joinder shall not affect in any way its obligations and liabilities under the Credit Agreement or any other Loan Document to which it is a party, all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed in all respects.  Without limiting the foregoing, each party hereto hereby confirms that the obligations of the Joining Party under the Credit Agreement and under all the other Loan Documents (in each case, after giving effect to this Credit Agreement Joinder) constitute “Obligations”, “Tranche B Obligations” and “Guaranteed Obligations” (as defined in the Guaranty) and are entitled to all the benefits of the Guarantees set forth in the Guaranty, and each Guaranty is, and continues to be, in full force and effect and is hereby reaffirmed in all respects.

4.                                      This Credit Agreement Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder except as permitted by the Credit Agreement.  THIS CREDIT AGREEMENT JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Credit Agreement Joinder may be executed in any number of

2

counterparts, each of which shall be an original, but all of which shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Credit Agreement Joinder by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Credit Agreement Joinder.  In the event that any provision of this Credit Agreement Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Credit Agreement Joinder which shall remain binding on all parties hereto.

5.                                      From and after the execution and delivery hereof by the parties hereto, this Credit Agreement Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and any other Loan Document.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement Joinder to be duly executed as of the date first above written.

Address:

[ ]	[~~DARWIN HOLDINGS LIMITED~~CF B.V.],
[ ]	as the Joining Party
Tel:[ ]
Fax:[ ]	By: ,
Name:
Title:

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By: ,
Name:
Title:

CF INDUSTRIES, INC.,
as the Tranche A Borrower

By: ,
Name:
Title:

[[ ],
as a Guarantor

By: ,
Name:
Title:]

4

Accepted and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

5

EXHIBIT I

FORM OF

GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER AGREEMENT (this “Guaranty Joinder Agreement “) is executed as of [       ], 20[ ], by [~~[DARWIN HOLDINGS LIMITED], a [type of entity~~CF B.V.], a [private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)] [public company with limited liability (naamloze vennootschap)] incorporated under the ~~laws of England and Wales]~~law of the Netherlands [name and jurisdiction of Person joining as Guarantor pursuant to Section 5.9 of the Credit Agreement] (the “Joining Party”) and delivered to Morgan Stanley Senior Funding, Inc., as Administrative Agent under the Credit Agreement referred to below (the “Administrative Agent”).

Reference is made to (i) the 364-Day Bridge Credit Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), among CF Industries Holdings, Inc. (“Holdings”), CF Industries, Inc. (the “Tranche A Borrower”) the Joining Party as the Tranche B Borrower (the “Tranche B Borrower”) (from the date hereof), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent and (ii) the Guaranty Agreement, dated as of September 18, 2015 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Guaranty”), by and among Holdings, the Tranche A Borrower[, the Tranche B Borrower (from the date hereof)] and the other Guarantors from time to time party thereto, in favor of the Administrative Agent for its benefit and for the benefit of the Lenders.  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

~~[WHEREAS, Holdings and the Tranche B Borrower, among others, have entered into the Acquisition Agreement;](1)~~

~~[WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the Tranche B Borrower;]~~

~~[WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the Tranche B Borrower plus certain additional consideration to be paid in a mix of cash or shares at the Tranche B Borrower’s discretion;]~~

~~[WHEREAS, in connection with such transfer, the Tranche B Borrower may borrow Tranche B Loans for general corporate purposes and to fund all or any portion of such cash consideration and to refinance indebtedness of such transferred companies and their subsidiaries;]~~

~~(1)                                 Include the first seven “Whereas” clauses only in the case of a Guaranty Joinder Agreement entered into by Darwin Holdings Limited as the Joining Party.~~

~~[WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the Tranche B Borrower, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the Tranche B Borrower;]~~

~~[WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the Tranche B Borrower;]~~

~~[WHEREAS, pursuant to Section 5.10(a) of the Credit Agreement, the Joining Party is required to execute and deliver a counterpart of this Guaranty Joinder Agreement following the funding of the Tranche B Loans on the Tranche B Closing Date;]~~

[WHEREAS, pursuant to Section 5.9 of the Credit Agreement, the Joining Party is required to execute and deliver a counterpart of this Guaranty Joinder Agreement;]~~(2)~~(1)

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby represents and warrants to, and covenants and agrees with, the Administrative Agent and the Lenders as follows:

1.                                      Pursuant to Section 5.9 of the Credit Agreement, by executing and delivering this Guaranty Joinder Agreement: (a) the Joining Party shall become, from the date hereof, a party to the Guaranty as a “Guarantor” for all purposes under the Guaranty and all the other Loan Documents and shall be bound by all the obligations and shall have all the rights of a Guarantor under the Guaranty and all the other Loan Documents and (b) each reference to the “Guarantors” in the Credit Agreement, the Guaranty and in all the other Loan Documents shall, from the date hereof, subject to Section 9.17 of the Credit Agreement, be deemed to include the Joining Party.

2.                                      Without limiting the foregoing, the Joining Party hereby (a) makes and undertakes, as the case may be, each covenant, waiver, representation and warranty made by the other Guarantors pursuant to the Guaranty and any other Loan Document, each of which is hereby incorporated by reference, and agrees to be bound by all covenants, waivers, agreements and obligations of the other Guarantors pursuant to the Guaranty and any other Loan Document and (b) represents and warrants that the Joining Party has duly executed and delivered this Guaranty Joinder Agreement and that this Guaranty Joinder Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.                                      This Guaranty Joinder Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder except as permitted by the Guaranty or the Credit Agreement, as applicable.  THIS GUARANTY JOINDER AGREEMENT SHALL

~~(2)~~(1)                  Include this “Whereas” clause only if the Joining Party is a Person joining as a Guarantor pursuant to Section 5.9 of the Credit Agreement.

BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Guaranty Joinder Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Guaranty Joinder Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty Joinder Agreement .  In the event that any provision of this Guaranty Joinder Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Guaranty Joinder Agreement which shall remain binding on all parties hereto.

4.                                      From and after the execution and delivery hereof by the parties hereto, this Guaranty Joinder Agreement shall constitute a “Loan Document” for all purposes of the Guaranty and any other Loan Document.

5.                                      Notwithstanding any other provision of this Guaranty Joinder Agreement or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of ~~the Tranche B Borrower and any other~~any Guarantor that is a Foreign Subsidiary contained in this Guaranty Joinder Agreement or in any other Loan Document shall not apply to the extent ~~(and solely~~that it, and such Person shall not be liable thereunder to the extent~~)~~ that ~~it would result in such guarantee, indemnity~~, if it were so liable its entry into such arrangement, would violate:

(a)                                 or ~~other obligation constituting~~constitute unlawful financial assistance within the meaning of, section 2:98c of the Dutch Civil Code (Burgerlijk Wetboek) or sections 678 or 679 of the UK Companies Act 2006; or

(b)                                 its corporate interest,

or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Joinder Agreement to be duly executed as of the date first above written.

Address:

[ ]	[[	],
[ ]	as the Joining Party
Tel:[ ]
Fax:[ ]	By:	,
Name:
Title:

Accepted and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

Exhibit B

GUARANTY AGREEMENT

This Guaranty Agreement, dated as of September 18, 2015 ~~(as~~, as amended as of December 20, 2015 (as further amended, modified, restated, amended and restated, and/or supplemented from time to time, this “Guaranty”), made by and among CF Industries Holdings, Inc. (“Holdings”) and CF Industries, Inc. (the “Tranche A Borrower”) (each, an “Initial Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Morgan Stanley Senior Funding, Inc., as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, reference is made to the 364-Day Bridge Credit Agreement, dated as of September 18, 2015, among Holdings, the Tranche A Borrower, on and after the Tranche B Closing Date, ~~Darwin Holdings Limited, a~~CF B.V., a private company with limited liability ~~company~~(besloten vennootschap met beperkte aansprakelijkheid) incorporated under the ~~laws of England and Wales with registered number 09713230~~law of the Netherlands (as may be renamed ~~in connection with the re-registration as~~and/or converted into a public company with limited liability (naamloze vennootschap) under the ~~Companies Act 2006~~laws of the ~~United Kingdom~~Netherlands on or prior to the Tranche B Closing Date in connection with the Acquisition Agreement Transactions) (the “Tranche B Borrower” and, together with the Tranche A Borrower, the “Borrowers”; provided that prior to the Tranche B Closing Date each reference herein to each Borrower or the Borrowers shall be deemed to refer solely to the Tranche A Borrower), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Tranche A Loans to the Tranche A Borrower and Tranche B Loans to the Tranche B Borrower, all as contemplated therein (the Lenders and the Administrative Agent are herein called the “Creditors”);

WHEREAS, Holdings and the Tranche B Borrower, among others, have entered into the Acquisition Agreement;

WHEREAS, the Acquisition Agreement provides for the combination of Holdings with OCI’s European, North American and global distribution businesses that will be combined under the Tranche B Borrower;

WHEREAS, OCI will transfer, among other things, certain holding companies for its European, North American and global distribution businesses in exchange for Equity Interests in the Tranche B Borrower plus certain additional consideration to be paid in a mix of cash or shares at the Tranche B Borrower’s discretion;

WHEREAS, in connection with such transfer, the Tranche B Borrower may borrow Tranche B Loans for general corporate purposes and to fund all or any portion of such cash consideration and to refinance indebtedness of such transferred companies and their subsidiaries;

WHEREAS, following such transfer, MergerCo, a Wholly-Owned Subsidiary of the Tranche B Borrower, will merge with and into Holdings, with Holdings surviving such merger and continuing as a Wholly-Owned Subsidiary of the Tranche B Borrower;

WHEREAS, at the effective time of the Merger, each issued and outstanding share of Holdings’ common stock will be converted into the right to receive one share of common stock of the Tranche B Borrower;

WHEREAS, it is a condition precedent to the Effective Date under Credit Agreement that each Initial Guarantor shall have executed and delivered to the Administrative Agent this Guaranty;

WHEREAS, the Borrowers may be required from time to time in accordance with the terms of the Credit Agreement to cause certain of their Subsidiaries to join this Guaranty or enter into such other guarantee agreements as provided in the Credit Agreement; and

WHEREAS, each Guarantor will obtain benefits, including as a result of the transfer, combination and Merger described above, from the incurrence of Loans by each Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to comply with the terms of the Credit Agreement and to induce the Lenders to make Loans to each Borrower.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Creditors as follows:

1.  GUARANTY.                                                      (a)                                 Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, as applicable) of all Obligations of the Borrowers and each Guarantor (other than such Guarantor’s own Obligations) (the “Guaranteed Obligations”).  Each party hereto understands, agrees and confirms that, if any or all of the Guaranteed Obligations becomes due and payable, subject to the expiration of any applicable grace or cure period expressly set forth in the Credit Agreement, the Administrative Agent for the benefit of the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor (as defined in the Credit Agreement) or either Borrower, and such Guarantor agrees to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Creditors, on demand.  Each Guarantor further agrees that the due and punctual payment of the Obligations of either Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.  This Guaranty is a guaranty of payment and not of collection.

(b)                                 Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by either Borrower upon the occurrence in respect of either Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, following the occurrence in respect of either Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, on demand.

2.  LIABILITY OF GUARANTORS ABSOLUTE.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guaranty of the indebtedness of either Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:  (a) any direction as to application of payment by either Borrower or any Loan Party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor (as defined in the Credit Agreement) as to any of the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking by such Person, (d) any dissolution, termination or increase, decrease or change in personnel by either Borrower, (e) the failure of a Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Creditor on any of the Guaranteed Obligations which the Administrative Agent and/or any Creditor repays either Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding or (g) any action or inaction by the Creditors as contemplated in Section 5 hereof.

3.  OBLIGATIONS OF GUARANTORS INDEPENDENT.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of any of the Obligations (collectively, the “Credit Agreement Guarantors”) or either Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Credit Agreement Guarantor or either Borrower and whether or not any other Credit Agreement Guarantor or either Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by either Borrower or other circumstance which operates to toll any statute of limitations as to the applicable Borrower shall operate to toll the statute of limitations as to each Guarantor.

4.  WAIVERS BY GUARANTORS.   (a)                                 Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Credit Agreement Guarantor or either Borrower with respect to any of the Guaranteed Obligations), and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b)                                 Each Guarantor waives any right to require the Creditors to:  (i) proceed against either Borrower or any other Credit Agreement Guarantor or any other party; or (ii) pursue any other remedy in the Creditors’ power under the Loan Documents.  Each Guarantor waives any defense based on or arising out of any defense of either Borrower or any other Credit Agreement Guarantor other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of either Borrower or any other Credit Agreement Guarantor, or the invalidity, rescission, irregularity or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either Borrower other than payment in full in cash of the Guaranteed Obligations.  The Creditors may, at their election, exercise any other right or remedy the Creditors may have against either Borrower or any Credit Agreement Guarantor in accordance with the Loan Documents without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against either Borrower or any other Credit Agreement Guarantor.

(c)                                        Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Borrower and each other Guarantor on an ongoing basis information relating thereto and each Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that the Creditors shall have no obligation to investigate the financial condition or affairs of either Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of either Borrower or any other Guarantor that might become known to any Creditor at any time.

(d)                                       Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5.  RIGHTS OF CREDITORS.  Subject to Section 4, any Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)                                 change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations in accordance with the terms of the Credit Agreement and Section 12 of this Guaranty (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)                                 exercise or refrain from exercising any rights against either Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(c)                                  release or substitute any one or more of the Credit Agreement Guarantors or any one or more of the Borrowers;

(d)                                 settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of either Borrower to creditors of such Borrower other than the Creditors;

(e)                                  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of either Borrower to the Creditors regardless of what liabilities of such Borrower remain unpaid;

(f)                                   consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements, in each case in accordance with the terms thereof; and/or

(g)                                  take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations or the Loan Documents shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

6.  CONTINUING GUARANTY.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Creditor to inquire into the capacity or powers of either Borrower or the officers, directors, partners or agents acting or purporting to act on such Borrower’s behalf.

7.  SUBROGATION.  No Guarantor will exercise any right of subrogation that it may have against either Borrower or any other Guarantor arising under this Guaranty until the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  It is also agreed and understood that upon payment by any Guarantor of any of the Guaranteed Obligations, such Guarantor hereby waives all of its rights against either Borrower arising as a result thereof by way of right of subrogation until the payment in full of all the Guaranteed Obligations owed by such Borrower to the Creditors (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

8.  GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty.  The Creditors further agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

9.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.  As of the date hereof, each Guarantor represents and warrants that:

(a)                                 such Guarantor is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent the concept is applicable in such jurisdiction) in, every jurisdiction where such qualification is required;

(b)                                 the execution, delivery and performance by such Guarantor of this Guaranty is within the Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action;

(c)                                  such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)                                 the execution, delivery and performance by such Guarantor of this Guaranty do not (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Parent or either Borrower with the SEC pursuant to the Securities Exchange Act of 1934 (as amended); provided that the failure to make any such filings shall not affect the validity or enforceability of this Guaranty) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (ii) violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon such Guarantor or any of its property, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any charter, by-laws or other organizational document of such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect and (iv) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its property, except as would not reasonably be expected to have a Material Adverse Effect; and

(e)                                  there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor, threatened in writing against such Guarantor affecting the validity of this Guaranty or the ability of such Guarantor to perform its obligations under this Guaranty.

10.  EXPENSES.  THE GUARANTORS HEREBY JOINTLY AND SEVERALLY AGREE TO PAY (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the Administrative Agent and the Arrangers, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for therein, the preparation, execution, delivery and administration of this Guaranty, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 10, or in connection with the Loans made under the Credit Agreement, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

11.  BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

12.  AMENDMENTS; WAIVERS.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged (other than in accordance with Section 17) or terminated (other than in accordance with Section 17) except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the applicable Persons required pursuant to Section 9.2 of the Credit Agreement at all times until the termination of all Commitments and until such time as no Note remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

13.  SET OFF.  Section 9.8 of the Credit Agreement is hereby incorporated herein by reference.

14.  NOTICE.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by the methods specified in Section 9.1 of the Credit Agreement and addressed to such party at (i) in the case of any Creditor, as provided in the Credit Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.  Each Guarantor that is a Foreign Subsidiary of Parent and, on and after the Tranche B Closing Date, the Tranche B Borrower, agrees that the failure by Holdings or any other duly appointed agent for service of process to notify such Person of such process will not invalidate the proceedings concerned.

15.  REINSTATEMENT.  If any claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, either Borrower), then and in such event each Guarantor agrees that notwithstanding any revocation hereof or the cancellation or termination of any Guaranteed Obligations, such Guarantor shall be and remain liable to the aforesaid payees hereunder pursuant to the terms hereof for the amount of such Guaranteed Obligations so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.  (a) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Guaranty may be brought in the Supreme Court of the State of New York sitting in New York County or of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Guaranty, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 14. Each Foreign Subsidiary party to this Guaranty hereby irrevocably appoints Holdings, the Tranche A Borrower or such other Domestic Subsidiary of the Parent identified to the Administrative Agent in writing from time to time as its agent for service of process in relation to any proceedings before the Supreme Court of the State of New York sitting in New York County, the United States District Court of the Southern District of New York or any appellate court from any thereof in connection with any Loan Document and such Person, to the extent it is a party hereto hereby accepts such appointment. Each party to this Guaranty hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document to which such Person is a party that such service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of any party to this Guaranty to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b)                                 Each party to this Guaranty hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court, to the fullest extent permitted by law, that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  EACH GUARANTOR AND EACH CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17.  RELEASE OF GUARANTORS FROM GUARANTY.  Section 9.17 of the Credit Agreement is hereby incorporated herein by reference.

18.  CONTRIBUTION.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 18:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, the same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments). Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any other Guarantor to the extent that after giving effect to such waiver such other Guarantor would remain solvent, in the determination of the Required Lenders.

19.  LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law, or any other Debtor Relief Law applicable to such Guarantor.  To effectuate the foregoing intention, each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20.  COUNTERPARTS.  This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Lead Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty.

21.  PAYMENTS.  All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by each Borrower under Sections 2.16 and 2.17 of the Credit Agreement.

22.  ADDITIONAL GUARANTORS.  It is understood and agreed that any Person that is required to provide a Guaranty after the date hereof pursuant to Section 5.9 or 5.10 of the Credit Agreement shall become a Guarantor hereunder in accordance with the terms of Section 5.9 or 5.10 of the Credit Agreement, as applicable.

23.  HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

24.  ~~UK~~ GUARANTY LIMITATIONS. Notwithstanding any other provision of this Guaranty or any other Loan Document, any guarantee, indemnity or other obligation (including any joint and several liability for the Obligations) of ~~the Tranche B Borrower and any other~~any Guarantor that is a Foreign Subsidiary contained in this ~~Agreement~~Guaranty or in any other Loan Document shall not apply to the extent ~~(and solely~~that it, and such Person shall not be liable thereunder to the extent~~)~~ that ~~it would result in such guarantee, indemnity~~, if it were so liable its entry into such arrangement, would violate:

(a)                                 or ~~other obligation constituting~~constitute unlawful financial assistance within the meaning of, section 2:98c of the Dutch Civil Code (Burgerlijk Wetboek) or sections 678 or 679 of the UK Companies Act 2006; or

(b)                                 its corporate interest,

or any equivalent and applicable provisions under the laws of the jurisdiction in which such Guarantor is incorporated or established.

*  *  *

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

c/o CF Industries Holdings, Inc.,	CF INDUSTRIES, INC.,
4 Parkway North, Suite 400	as the Tranche A Borrower
Deerfield, IL 60015-2590
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Address:

4 Parkway North, Suite 400	CF INDUSTRIES HOLDINGS, INC.,
Deerfield, IL 60015-2590	as Holdings
Tel: (847) 405-2400
Fax: (847) 405-2711	By: ,
Name:
Title:

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By: ,
Name:
Title: